UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No. )

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AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
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June 12, 2014

Dear AEI Fund XX Limited Partner:

This letter and the enclosed documents are being provided to solicit your vote on important matters concerning the operation of your limited partnership: AEI Net Lease Income & Growth Fund XX. We refer to this partnership as “Fund XX” or “the Fund” throughout this document. The enclosed Consent Form provides you with the opportunity to vote on three proposals, the first and second of which are alternatives to each other:

Proposal #1. To authorize Fund XX to begin its liquidation by selling its properties and terminating its existence. If this proposal is approved, you will begin receiving capital distributions from the sale of properties and your quarterly distribution from rental income will decline over time to zero when the last remaining property is sold.

Proposal #2. As an alternative to Proposal #1 above, to authorize Fund XX to continue in operation for an additional 60 months from December 2013. If this proposal is approved, you will continue to receive quarterly distributions from Fund XX operations, rather than a return of capital from the sale of its properties.

Proposal #3. To amend Section 7.7 of the limited partnership agreement to increase the price at which units may be repurchased under the Fund’s unit repurchase plan from 90% of the estimated net asset value per unit to 95% of the estimated net asset value per unit.

If you like receiving quarterly income from the rents produced by the properties owned by this Fund, we recommend that you vote “FOR” Proposal #2 and Proposal #3 and vote “AGAINST” Proposal #1. Then, those partners who wish to continue owning an operating Fund can do so and those partners who wish to leave the Fund can have their units repurchased at 95% of estimated net asset value – a price that more closely approximates what we believe is the unit fair market value.

Prior to voting, you should read the Consent Statement carefully to understand what is being proposed and the risks presented by these proposals. If you have any questions about this communication, please call AEI Investor Relations, toll free, at 800-328-3519.

Sincerely,

AEI Fund Management XX, Inc.
General Partner

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, Minnesota 55101

CONSENT STATEMENT

We are providing this Consent Statement to all limited partners of AEI Net Lease Income & Growth Fund XX Limited Partnership who are unit owners of record as of May 1, 2014. We are soliciting your consent, through the enclosed Consent Form, to the three proposals below, the first two of which are alternative proposals to each other:

Proposal #1. To cause Fund XX to begin selling its properties, followed by the Fund’s liquidation and termination;

Proposal #2. As an alternative to Proposal #1, to amend Section 11.3 of the limited partnership agreement of Fund XX to authorize it to continue in operation for an additional 60 months from December 2013.

Proposal #3. To amend Section 7.7 of the limited partnership agreement to increase the price at which units will be repurchased by the Fund under the unit repurchase plan from 90% of the estimated net asset value per unit to 95% of the estimated net asset value per unit;

To vote, you must return a properly signed Consent Form that is received by AEI Fund Management XX, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101, on or before 5:00 P.M., Central Time, on July 22, 2014. Please vote “FOR” only one of the first two proposals. Do not vote “FOR” both Proposal #1 and Proposal #2 at the same time: they are mutually exclusive and cannot be implemented simultaneously.

We encourage you to sign and return the enclosed Consent Form – your vote is important.

We mailed this Consent Statement to you, as a limited partner of Fund XX, on June 12, 2014.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND THE CONSENT SOLICITATION		3
SUMMARY OF PROPOSALS		8
BACKGROUND OF THE FUND		9
	Fund XX	9
	Properties	9
	Summary Financial Information	11
PROPOSAL #1 – LIQUIDATION		12
	Reasons for the Liquidation Proposal	12
	Effects of the Liquidation Proposal	12
	Material Federal Income Tax Considerations of Liquidation	12
	Risks of the Liquidation Proposal	14
PROPOSAL #2 – CONTINUE OPERATIONS FOR 60 MONTHS		15
	Reasons for the Proposal to Continue Operations	15
	Effects of the Proposal to Continue Operations	15
	Amendment to the Limited Partnership Agreement	15
	Conflicts of Interest with the Proposal to Continue Operations	16
	Risks of the Proposal to Continue Operations	16
PROPOSAL #3 – AMEND THE FUND’S UNIT REPURCHASE PLAN		17
	Reasons for the Proposed Amendment to the Unit Repurchase Plan	17
	Effects of the Proposed Amendment to the Unit Repurchase Plan	17
	Amendment to Limited Partnership Agreement	18
	Conflicts of Interest with the Proposed Amendment to the Unit Repurchase Plan	18
	Risks of the Proposed Amendment to the Unit Repurchase Plan	18
UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT		19
CONSENT PROCEDURES		19
	Timing of the Consent Solicitation	19
	Record Date and Votes Required for Approval	19
	Procedures for Voting	20
	Costs of Solicitation	20
	Mailing	20

Exhibit A –	Amendment to Limited Partnership Agreement (Proposal #2)	21
Exhibit B –	Amendment to Limited Partnership Agreement (Proposal #3)	22
Exhibit C –	Financial Statements at and for the years ended December 31, 2013 and 2012 and for the three months ended March 31, 2014 and 2013	23

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
AND THE CONSENT SOLICITATION

BACKGROUND

Q:           What are you asking me to do?

A:	We are asking you to vote by signing and returning the enclosed Consent Form:

(1) On a proposal to authorize Fund XX to begin its liquidation by selling its properties and terminating its existence;

(2) On an alternative proposal to authorize Fund XX to continue in operation for an additional 60 months from December 2013; and

(3) On a proposal to amend the unit repurchase plan of the limited partnership to increase the price at which units may be repurchased by Fund XX to 95% of the estimated net asset value per unit.

Do not vote “FOR” both Proposal #1 and Proposal #2 at the same time: they are mutually exclusive and cannot be implemented simultaneously.

Q:           Why are you asking for my vote at this time?

A:
We are asking for your vote on the first proposal because, in January 2009, a majority of the limited partners voted to amend the limited partnership agreement of Fund XX to continue operations for five years, after which the Managing General Partner would ask the limited partners to again vote on a proposal to liquidate the Fund or continue its operations.

We are asking for your vote on the second proposal because Fund XX provides cash distributions from operations to its limited partners that are, we believe, favorable when compared to the income they might receive from other investments, and we believe many of the Fund’s limited partners may prefer to see a continuation of those cash distributions as opposed to a termination of the Fund.

We are asking for your vote on the third proposal to provide limited partners the opportunity to increase the price at which units may be repurchased under the Fund’s unit repurchase plan from 90% of the estimated net asset value per unit to 95% of the estimated net asset value per unit. This will result in a repurchase price that more closely approximates what the Managing General Partner believes is the unit fair market value.

Q:           May I vote “FOR” all proposals?

A:
No. Vote “FOR” only one of the first two proposals. Do not vote “FOR” Proposal #1 and “FOR” Proposal #2 at the same time. Proposal #1, if approved, will require the sale of the Fund’s properties and the Fund’s liquidation, while Proposal #2 will authorize the Fund to continue in operation. If none of the proposals are approved, Fund XX will continue in operation without a specific time frame to liquidate and the increased unit repurchase price described in Proposal #3 will not take effect.

PROPOSAL #1 – LIQUIDATION

Q:	Why is Proposal #1 being presented?

A:
In January 2009, the limited partners voted to add Section 11.3 to the limited partnership agreement of Fund XX to require the Managing General Partner to ask the limited partners to vote on a proposal to liquidate the Fund in five years. Under Section 6.1 of the limited partnership agreement, we are required to obtain the consent of holders of a majority of the outstanding units to sell all or substantially all of the Fund’s assets. It is now time to solicit that vote.

Q:	What will happen if limited partners approve Proposal #1?

A:
Proposal #1, if approved, will authorize the General Partners of Fund XX to commence the orderly sale of the Fund’s nine properties. We anticipate that all sales could be completed within 24 to 36 months. As sales are completed, Fund XX would distribute the proceeds to you and other limited partners, less expenses, less the General Partners’ interest in the proceeds, and less a reasonable operating reserve. Reserve funds would be distributed as part of the final dissolution of the Fund.

Q:	If Proposal #1 is approved, how much cash might I receive?

A:
We cannot know how much cash can be generated from the sale of the properties until the sales are actually completed. The value of the properties depends upon market conditions. Any amount that the Fund would be able to distribute would depend upon the terms of sale as well as expenses incurred to complete each sale. Based upon current market conditions and capitalization rates for similarly situated properties, and our own internal analysis without independent appraisal, we estimate that the “liquidation value” of the assets of Fund XX is approximately $19,088,000 or approximately $884 per unit as of March 31, 2014. In making this estimate, we are assuming that Fund properties are sold in the normal course of business without extraordinary expense, that the properties continue to generate rental income during the sales period, and that the General Partners’ interest is subtracted prior to calculating the liquidation value per unit. It is likely that the actual proceeds will vary from this estimate. Any variation could be material.

Q:	Are there any negative factors that limited partners should consider in connection with liquidation?

A:	The General Partners believe that:

•
It may be difficult for limited partners to redeploy liquidation proceeds: that is, to locate other investments that generate a return on invested capital as high as the return being generated by Fund XX.

•
Although the General Partners would attempt to follow an orderly process, a more rapid sale of properties may generate lower overall proceeds than might be available from timing sales to local market conditions.

•	The sale of properties through a liquidation process in a short period of time may generate a concentration of gain that has adverse tax consequences to limited partners.

Q:           What are the tax consequences of liquidation?

A:
The sale of the properties and distribution of the liquidation proceeds may generate both ordinary income and capital gain or loss to the limited partners for United States federal income tax purposes. Tax matters are complicated. Your tax consequences may depend on your financial situation and whether you purchased your units in the original offering or the secondary market. Please consult your tax advisor to determine the tax consequences of liquidation to you.

Q:	What if Proposal #1 is not approved?
A:
If Proposal #1 to liquidate is not approved, then Fund XX will not liquidate and will continue in operation until the limited partners vote to authorize the sale of all of the Fund’s properties or December 31, 2043, as stated in the limited partnership agreement. However, in approximately five years, we would expect to again submit the question to liquidate to a vote by the Fund’s limited partners.

PROPOSAL #2 – CONTINUE OPERATIONS FOR 60 MONTHS

Q:	Why is Proposal #2 being presented?

A:	The General Partners believe that:

•
Fund XX continues to be an attractive business as a going concern and is currently generating cash distributions from its properties that are higher than distributions investors could realize from other income-generating investments with similar risk profiles.

•	Continuation of Fund XX’s operations may allow capital gains to be generated from the sale of properties prior to the final liquidation of the Fund.

•
Continuation of Fund XX’s operations will allow limited partners to maintain their investment in income-producing, net leased, commercial properties without incurring the costs that they could expect to incur if Fund XX were to liquidate and they re-invested their proceeds in other similar investments.

We cannot assure you that Fund XX will achieve these objectives if you vote for the proposal to continue operations.

Q:	What will happen if limited partners approve Proposal #2?

A:	If Proposal #2 is approved, then:

•	Fund XX will not commence liquidation at this time.

•
Fund XX will continue to operate: owning net leased, commercial properties occupied by national and regional corporate tenants, distributing rental income generated by those properties, and periodically selling properties to generate capital gains for distribution while reinvesting the remaining proceeds into similar properties.

•	After 60 months, Fund XX will again solicit a vote to continue in operation or liquidate.

Q:           Are there risks associated with continuing operations?

A:	Fund XX will continue to be subject to the risks of investment in real estate, including the following:

•	Changing market and economic conditions may adversely affect the value of properties which Fund XX owns, or may purchase;

•	Any default by tenants may reduce rental income or delay sale of Fund properties;

•	The absence of a public market for the limited partnership units, and the limited capacity of Fund XX to repurchase units under its repurchase plan;

•	Delay in final sale of the Fund’s properties and receipt of proceeds from sales;

•
Conflicts of interest with respect to the General Partners and their affiliates receiving reimbursements of expenses based upon the capital value of the Fund that may cause them to have a different interest than limited partners for approving Proposal #2.

You should read the risk factors presented later in this Consent Statement to fully understand the risks involved.

Q:	Do the General Partners, or management of the General Partners, have any interest in seeing Proposal #2 approved?

A:
Potentially, yes. The General Partners and their affiliates are reimbursed for the expenses incurred in operating Fund XX, including expenses of administering the Fund’s properties. If the Fund is liquidated, these reimbursements would terminate. Although the reimbursements are at cost, they are calculated on the fully-loaded costs of the General Partners and their affiliates in providing the services and, therefore, include a portion of the salaries and other compensation expenses of the General Partners and their affiliates. On the other hand, if the Fund is liquidated, the General Partners will receive a share of the liquidation proceeds.

Q:	Will Proposal #2 have any tax consequences for me?

A:	We do not believe there should be any tax consequences resulting from the approval of Proposal #2.

PROPOSAL #3 – AMEND THE FUND’S UNIT REPURCHASE PLAN

Q:           At what price does Fund XX currently repurchase units?

A:
Section 7.7 of the limited partnership agreement of Fund XX, as amended in January 2009, currently provides that repurchases by Fund XX are made at a price equal to 90% of the estimated net asset value per unit. At March 31, 2014, we estimate the net asset value per unit was approximately $884.

Q:	Why do you want to increase the repurchase price?

A:
We believe that it is appropriate to provide the limited partners the opportunity to increase the price at which units are repurchased to a price that more closely approximates what we believe is the unit fair market value.

Q:	Isn’t a lower repurchase price under the unit repurchase plan favorable to the limited partners who do not wish to sell their units?

A:
Yes. A lower repurchase price, if accepted by a tendering limited partner, would be more favorable to limited partners who remain in the Fund, than a higher price. However, at some point, a limited partner may need liquidity and the higher price would result in that limited partner receiving a price that the General Partners believe is closer to the unit fair market value.

Q:           Are there risks related to repurchases?

A:	In addition to the possibility that repurchases may not be available, limited partners should consider the following risks in connection with the Fund’s unit repurchase plan:

•
The calculation of net asset value per unit is based upon estimates and assumptions and the knowledge and expertise of the General Partners and Fund XX may, eventually, realize values per unit that are more or less than the Fund’s stated repurchase price;

•	Units will be repurchased at a discount from the estimated net asset value per unit;

•	Limited partners whose units are repurchased may incur a tax liability;

•	Repurchases by the Fund may utilize cash that would otherwise be available for distribution to limited partners whose units are not repurchased, thereby decreasing their current distributions.

Q:	Do the General Partners, or management of the General Partners, have any interest in seeing Proposal #3 approved?

A:	We believe that the General Partners and limited partners, who wish to continue to participate in Fund XX, have the same interest in seeing this proposal approved.

Q:	Will Proposal #3 have any tax consequences for me?

A:
We do not believe there should be any tax consequences resulting from the approval of Proposal #3. However, a limited partner who presents units for repurchase by the Fund should consult with his or her personal tax advisor about the possible tax effects of the transaction.

THE CONSENT SOLICITATION PROCESS

Q:	Am I required to vote on these proposals?

A:
No. You are not required to vote. However, not voting would have the effect of a vote against the proposals. If Proposal #1 to liquidate is not approved by limited partners holding a majority of the outstanding units, then Fund XX will continue in operation until the limited partners vote to authorize the sale of all of the Fund’s properties or December 31, 2043. If Proposal #3 is not approved by a majority of the units held by limited partners, Fund XX will continue to offer a unit repurchase price equal to 90% of the estimated net asset value per unit.

VOTING PROCEDURES

Q:	How do I vote?

A:
Mark your vote, sign and return the Consent Form using the enclosed postage paid envelope. Your Consent Form must be received by 5:00 p.m., Central Time, on July 22, 2014 (unless this date and time is extended).

Q:	May I revoke my consent?

A:
Yes. You may withdraw or revoke your consent at any time prior to 5:00 p.m. Central Time, on July 22, 2014. To be effective, a written or facsimile revocation or withdrawal of the Consent Form must be received prior to such time and addressed to AEI Fund Management XX, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101. A notice of revocation or withdrawal must specify the limited partner’s name and the number of units being withdrawn.

Q:	Do limited partners have appraisal rights?

A:
With respect to this vote, limited partners are not entitled to appraisal rights with respect to the value of their units. There will not be any procedure by which a limited partner can seek an alternative valuation of his or her units, regardless of whether the limited partner does or does not consent to any of the proposals.

SUMMARY OF PROPOSALS

The following summarizes the proposals being presented to the limited partners of Fund XX. You should read this entire Consent Statement to fully understand the proposals.

 Proposal #1 – Liquidation:

Effect:
If liquidation is authorized, the General Partners will commence the orderly sale of the Fund’s properties and the winding up of its affairs, including distribution of proceeds to partners in accordance with the limited partnership agreement. Authorization to liquidate is required in accordance with Section 6.1 of the limited partnership agreement prior to the sale of all or substantially all of the assets of the Fund.

Vote Required:	Approval of the liquidation proposal requires the affirmative vote of holders of a majority of the outstanding units (excluding any units held by the General Partners for their own account).

Proposal #2 – Continue Operations For 60 Months:

Effect:
If the proposal to continue operations is approved, the Fund’s limited partnership agreement will be amended to set the year of 2018 as the date at which limited partners would again vote on continuing operations or liquidating.

Vote Required:
Approval of the proposal to continue operations requires the affirmative vote of holders of a majority of the outstanding units (excluding any units held by the General Partners for their own account).

Proposal #3 – Amend the Fund’s Unit Repurchase Plan

Effect:
If the proposal to amend the repurchase plan is approved, Fund XX will be allowed to repurchase units at 95% of the estimated net asset value per unit, reduced by distributions made to limited partners after the repurchase price is calculated and prior to the repurchase date.

Vote Required:
Approval of the proposal to amend the unit repurchase plan requires the affirmative vote of holders of a majority of the outstanding units (excluding any units held by the General Partners for their own account).

Solicitation:	This Consent Statement was prepared by, and consents are being solicited by and on behalf of, AEI Fund Management XX, Inc., the Managing General Partner of Fund XX.

Interest of General	The General Partners have interests in the liquidation proposal and the proposal to
Partners:	continue operations that are different from the interests of limited partners because:

•
The General Partners and their affiliates receive reimbursements of the costs they incur and services they provide to Fund XX, including the compensation expense of their employees based upon the hours they spent for the services they performed. These reimbursements will terminate if the liquidation proposal is approved and Fund XX is dissolved.

•	The General Partners are entitled to indemnification in instances defined in the limited partnership agreement.

•	If the Fund is liquidated, the General Partners will receive a share of the liquidation proceeds.

BACKGROUND OF THE FUND

Fund XX

AEI Net Lease Income & Growth Fund XX Limited Partnership is a Minnesota limited partnership organized in 1993. It raised $24 million through a public offering of its units. These proceeds were used to purchase, for cash, commercial real estate occupied by tenants under net leases. Fund XX initially purchased 14 properties with the net proceeds from the offering, including partial interests in five of these properties. The prospectus by which the units were originally offered indicated that properties would be sold from time to time and the cash proceeds invested in similar net leased properties.

Although Fund XX has not commenced the sale of properties in final liquidation, the Fund has sold properties and reinvested the majority of the proceeds in similar net leased properties. In all cases, the Fund has distributed enough cash for limited partners to pay the taxes generated by any income or gain recognized by them on sale of such properties.

Properties

As of March 31, 2014, Fund XX held interests in nine net leased properties. It also held cash from recent property sales totaling $2,151,000. Seven of the properties are subject to net leases under which the tenant pays substantially all of the property operating costs. The tenants in these properties are current with their rental payments and the properties are fully occupied. The other two properties are currently vacant as discussed below.

On January 31, 2011, the original lease term expired and the tenant returned possession of the HomeTown Buffet restaurant in Albuquerque, New Mexico to the Fund and the property’s other co-owners. The owners listed the property for lease or sale with a real estate broker in the Albuquerque area. While the property is vacant, the Fund is responsible for its 40.14% share of real estate taxes and other costs associated with maintaining the property.

On December 15, 2013, Champps Operating Corporation (“Champps”), the tenant of the Champps Americana restaurant in Utica, Michigan, filed for Chapter 11 bankruptcy reorganization. In February 2014, Champps closed the restaurant, filed a motion with the bankruptcy court to reject the lease and returned possession of the property to the Fund and the property’s other co-owners. The owners listed the property for sale or lease with a real estate broker in the Utica area. While the property is vacant, the Fund is responsible for its 44% share of real estate taxes and other costs associated with maintaining the property. In April 2014, Fund XX and the other co-owners of the property received a non-binding letter of intent from an unrelated third party for the purchase of the property. The sale is subject to contingencies, including negotiating a written purchase agreement, and may not be completed. If the sale is completed, the Fund expects to receive net proceeds of approximately $718,000. If the sale is not completed, the owners will seek another buyer for the property and may not be able to negotiate a purchase agreement with similar economic terms.

The following table sets forth the properties held by Fund XX as of March 31, 2014, the date each property was acquired, the ownership interest in the property, the acquisition cost, the date the initial lease term expires, the annual rental amount, and the Managing General Partner’s estimate of the current value of the property:

Property	Date Acquired	Ownership Interest (%)	Acquisition Cost	Lease Expiration	Annual Rent	Estimated Value (1)
HomeTown Buffet Albuquerque, NM	9/30/93	40.14	$ 531,331	Vacant	$ 0	$ 275,000
Red Robin Colorado Springs, CO	2/24/94	100.00	2,302,267	12/31/17	341,250	3,489,000
Champps Americana Utica, MI	2/12/02	44.00	1,511,134	Vacant	0	718,000
KinderCare Mayfield Heights, OH	6/14/02	100.00	1,407,058	6/30/17	161,684	1,653,000
Jared Jewelry Hanover, MD	2/9/04	50.00	1,989,105	1/31/22	185,406	2,437,000
Applebee’s Sandusky, OH	4/30/04	40.60	1,152,069	10/31/23	101,399	1,493,000
Staples Vernon Hills, IL	5/22/09	70.00	3,803,268	10/31/18	308,315	3,783,000
Tractor Supply Company Starkville, MS	2/23/12	47.00	1,364,366	1/31/27	102,462	1,423,000
Family Dollar Mobile, AL	7/23/12	100.00	1,439,737	6/30/22	119,926	1,666,000

(1)
Estimated value at March 31, 2014. Fund XX has not obtained appraisals of these properties. The Managing General Partner has valued the properties based upon rental rates and prevailing capitalization rates which they believe are applicable. If a property is vacant, the marketability of the property is analyzed to determine a fair value. We cannot assure you that we could sell the properties at the estimated values set forth in the table.

Summary Financial Information

The following table provides operational data about Fund XX for the three months ended March 31, 2014 and 2013 and for the years ended December 31, 2013 and 2012, on the basis of Fund XX continuing as a going concern:

	Three Months Ended March 31		Year Ended December 31
	2014	2013	2013	2012
Rental income	$298,963	$298,963	$1,195,849	$1,106,004
Partnership Administration & Property Management Expenses	74,154	73,953	278,976	323,408
Acquisition Expenses	0	0	0	53,703
Depreciation	76,700	76,700	306,804	278,048
Real Estate Impairment	0	0	61,002	0
Total Expenses	150,854	150,653	646,782	655,159
Operating Income	148,109	148,310	549,067	450,845
Other Income – Interest	1,739	270	3,044	4,830
Income from Continuing Operations	149,848	148,580	552,111	455,675
Income from Discontinued Operations	92,422	55,078	263,481	255,803
Net Income	242,270	203,658	815,592	711,478
Net Income Allocated to Limited Partners	239,847	201,621	801,132	700,332
Net Income Per LP Unit	11.23	9.35	37.32	32.29
Distributions Per LP Unit	13.78	13.76	55.29	57.97

The following table provides data on the financial condition of Fund XX on a historical cost basis at March 31, 2014 and 2013, and December 31, 2013 and 2012:

	March 31		December 31
	2014	2013	2013	2012
Cash	$2,601,031	$ 482,154	$2,414,005	$458,643
Receivables	0	0	0	1,843
Investments in Real Estate, net	11,624,700	14,248,679	11,806,910	14,355,874
Total Assets	14,225,731	14,730,833	14,220,915	14,816,360
Payable to Affiliate	75,932	137,154	74,979	120,332
Distributions Payable	297,472	299,696	299,700	299,696
Unearned Rent	76,143	8,539	13,474	13,474
Acquired Below-Market Lease Intangible	70,602	76,104	71,978	77,480
Total Liabilities	520,149	521,493	460,131	510,982
General Partners’ Capital	4,581	3,314	5,133	4,274
Limited Partners’ Capital	13,701,001	14,206,026	13,755,651	14,301,104

PROPOSAL #1 – LIQUIDATION

Reasons for the Liquidation Proposal

In January 2009, the limited partners voted to add Section 11.3 to the limited partnership agreement of Fund XX to require the Managing General Partner to ask the limited partners to vote on a proposal to liquidate the Fund in five years. Under Section 6.1 of the limited partnership agreement, we are required to obtain the consent of holders of a majority of the outstanding units to sell all or substantially all of the Fund’s assets. It is now time to solicit that vote.

Effects of the Liquidation Proposal

Operations. If limited partners holding a majority of the outstanding units vote in favor of the liquidation proposal, the Managing General Partner will take action to commence the sale of Fund XX’s properties and the liquidation of the Fund. The Managing General Partner will, from time to time, distribute the proceeds from the sale of properties to the extent it believes, in its sole discretion, that such proceeds are not required for operations during liquidation, not required to pay Fund obligations, or required to deal with contingent obligations. Once all of the Fund’s properties are sold, the Managing General Partner would wind up the affairs of the Fund and distribute any net sales proceeds and remaining reserves to the limited partners and the General Partners. The Fund would then be dissolved and cease operations. Under Section 12.1 of the limited partnership agreement, this dissolution does not require, and the Fund will not ask you for, any additional vote.

Distributions. As set forth under the caption “Background of the Fund – Properties”, the Managing General Partner estimates the current value of Fund XX’s properties at approximately $16,937,000, not including cash from recent property sales of approximately $2,151,000. Neither the Managing General Partner nor Fund XX has obtained any independent appraisal or opinion regarding the value of the Fund’s properties. This valuation is based upon the rental rates generated by each property and the capitalization rates that the Managing General Partner believes are applicable in the markets in which the properties are located. If a property is vacant, the marketability of the property is analyzed to determine a fair value.

It is not possible for the Managing General Partner to predict the timing of the sale of the Fund’s properties. Assuming that (a) the sale of properties can be completed over the next 24 to 36 months, (b) there are no adverse events, such as tenant defaults or bankruptcies, that adversely affect the Fund’s ability to sell its properties or the market value that can be obtained in such sales, (c) there are no increases or decreases in the market value of the properties and they can be sold at the amounts estimated by the Managing General Partner, and (d) there are no other extraordinary partnership expenses, the Managing General Partner estimates that approximately $19,088,000 of proceeds will be available for distribution from sale of properties and cash reserves. Of that amount, approximately $18,897,000 or $884 per unit would be available for distribution to limited partners. Because some of these assumptions will inevitably be inaccurate, and the Managing General Partner’s estimates of value cannot be precise, the actual amounts available for distribution to partners will vary from these estimates and the variation may be material.

Material Federal Income Tax Considerations of Liquidation

The federal income tax discussion set forth below addresses the material federal income tax consequences of the liquidation of a partnership. It does not purport to deal with all aspects of federal income taxation that may be relevant to a particular limited partner with respect to such limited partner’s personal circumstances. The discussion is directed solely to limited partners who hold the units as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended

 (the "Code"), and have acquired the units for investment and not as a dealer or for resale. This discussion may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries, financial institutions, real estate investment trusts, regulated investment companies, tax exempt organizations, trusts or persons who acquired Partnership interests as compensation. This discussion is based upon the Code, Department of Treasury regulations, court decisions, published rulings of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretation (possibly on a retroactive basis). Limited partners are urged to consult their own tax advisors as to the specific tax consequences to them of the liquidation of Fund XX, including the applicability and effect of federal, state, local and other tax laws.

General. Fund XX, as a partnership for federal income tax purposes, is not subject to federal income tax; instead, each partner is required to take into account such partner’s distributive share of the Fund’s income, gains, losses, deductions, credits and tax preference items in computing the partner’s federal income tax liability for any taxable year, without regard to whether the partner has received any distribution from the Fund.

For federal income tax purposes, the liquidation process consists of two separate components: (1) the sale by Fund XX of its properties; and (2) the distribution of cash to each limited partner in liquidation (a "liquidating distribution") of the partner's interest in Fund XX. Each of these is separately discussed below

Sale of Fund XX's properties. For federal income tax purposes, each limited partner will be required to include in its income such partner’s allocable share of the gain or loss realized by Fund XX upon the sale of the Fund’s properties. Gain will result primarily from the sale of a property, including both the real property and any improvements. Gain that falls within the definition of "depreciation recapture" will be treated as ordinary income for tax purposes. Other gain, as well as other items of partnership gain or loss, will be capital or ordinary gain or loss, depending upon the nature of the asset sold.

Distribution to the limited partners. A limited partner will recognize capital gain to the extent the amount of the liquidating distribution received by the limited partner exceeds the limited partner's tax basis for the limited partner’s units, as such basis is adjusted to reflect any gain or loss realized by Fund XX on the sale of its assets. A limited partner will recognize a capital loss to the extent that the amount of the liquidating distribution received by the limited partner is less than the limited partner's tax basis for its units, as adjusted.

Passive Activity Rules. Limited partners that are individuals, trusts, estates, closely held corporations or personal service corporations are subject to the passive activity loss limitations rules of Section 469 of the Code. A limited partner's allocable share of partnership income, gain or loss from the sale of Fund XX's properties is generally treated as derived from a passive activity. Limited partners may generally deduct losses from passive activities only to the extent of their income from passive activities. Passive activity losses that are not allowed in any taxable year are suspended and may be carried forward indefinitely and allowed in subsequent years as an offset against passive activity income. However, upon final liquidation of the Fund, any suspended passive activity losses of a limited partner with respect to its investment in Fund XX may be used to reduce other income of the limited partner.

Risks of the Liquidation Proposal

The Managing General Partner may not be able to dispose of properties at the estimated market values.

The Managing General Partner has estimated the market value of the properties based upon rental rates and market capitalization rates. The rate at which such rents are capitalized is dependent upon prevailing interest rates in the markets where the properties are located. To the extent prevailing interest rates increase, the value of the properties calculated using these methods would decline. Further, the market value of properties is dependent upon the financial strength of the tenants occupying the properties owned by Fund XX. A general economic downturn may affect the financial strength of the tenants. If tenants occupying the Fund’s properties are adversely affected, the Fund may experience an increased level of default in rental payments, or a general decrease in the willingness of purchasers to acquire its properties because of the increased risk involved.

The rapid disposition of properties may cause Fund XX to fail to realize the full value of its properties.

If the proposal to liquidate Fund XX is approved, the Managing General Partner will attempt to dispose of Fund XX’s properties during the next 24 to 36 months. The disposition of properties could generate less value to Fund XX and its limited partners than estimated, particularly if sales must be completed rapidly.

If tenants default on their lease obligations, or file for protection under bankruptcy laws, the value of properties may be depressed, and the final disposition of those properties may be delayed.

If a tenant defaults on its lease obligations, or abandons a property, prior to its sale by Fund XX, the value of the property would likely be adversely affected, the Fund might have difficulty selling the property, and the sale might be delayed until an alternative tenant can be located. If a tenant filed for protection under applicable bankruptcy laws, the tenant (if a debtor in possession) or the bankruptcy trustee would have a period of time to assume or reject the lease and the Fund may be delayed in its disposition of the property and final liquidation of the Fund.

Limited partners will be required to pay tax on any capital gain that Fund XX realizes on the sale of its properties and a portion of the gain may be taxed at higher tax rates.

Sales of properties will generate an income and gain recognition event for federal income tax purposes with respect to the value of the properties and proceeds received, while continued operation of properties would generate income for tax purposes primarily related to rental income received. For properties that Fund XX has held and depreciated for tax purposes for a significant period of time, a significant portion of the sales price could represent depreciation recapture taxable to limited partners at higher tax rates.

PROPOSAL #2 – CONTINUE OPERATIONS FOR 60 MONTHS

Reasons for the Proposal to Continue Operations

The proposal to continue operations is being presented because the General Partners believe:

•
Fund XX continues to be an attractive business as a going concern and is currently generating cash distributions from its properties that are higher than distributions investors could realize from other income-generating investments with similar risk profiles.

•	Continuation of Fund XX’s operations may allow capital gains to be generated from the sale of properties prior to the final liquidation of the Fund.

•
Continuation of Fund XX’s operations will allow limited partners to maintain their investment in income-producing, net leased, commercial properties without incurring the costs that they could expect to incur if Fund XX were to liquidate and they re-invested their proceeds in other similar investments.

We cannot assure you that Fund XX will achieve these objectives if you vote for the proposal to continue operations.

Effects of the Proposal to Continue Operations

The proposal to continue operations for an additional 60 months from December 2013 will allow Fund XX to continue to operate in the same manner in which it has operated historically. The Fund’s operations will continue to be reported to you in a manner consistent with historical financial results. Subject to the normal risks of operating as summarized below, we anticipate that the Fund will continue to make quarterly distributions of cash flow from rental income. The continuation of operations will move into the future the date that limited partners could receive proceeds from the final sale of properties and liquidation of Fund XX. After 60 months, Fund XX will again solicit a vote of the limited partners to continue in operation or liquidate.

As of March 31, 2014, Fund XX held cash totaling approximately $2,151,000 from recent property sales. If the proposal to continue operations is approved, we expect to invest this cash in additional net leased properties, less a reserve to pay for any anticipated unit repurchase requests that may be received in July 2014.

If the proposal to continue operations is not approved, and the liquidation proposal is approved, Fund XX will commence the process of disposing of its properties. If neither Proposal #1 nor Proposal #2 is approved, the Fund will continue to operate in the ordinary course of business.

Amendment to the Limited Partnership Agreement

The proposal to continue the operations of Fund XX will be implemented, if approved by limited partners, through the amendment to Section 11.3 of the limited partnership agreement that is set forth in Exhibit A to this Consent Statement. This amendment will require the Managing General Partner to prepare a new consent statement before December 31, 2018 to solicit another vote of limited partners to either liquidate Fund XX or extend its operation for an additional period of years.

There is no contractual requirement in the limited partnership agreement of Fund XX to terminate its existence, or sell its properties and liquidate, prior to 2043. In January 2009, the limited partners voted to add Section 11.3 to the limited partnership agreement, which was intended to create an obligation to solicit the vote of limited partners in liquidating Fund XX at a definite point in time. This was intended both to eliminate conflicts that could cause the General Partners to delay liquidation of Fund XX and to give limited partners a time horizon for final liquidation. Section 11.3 does not, however, require liquidation and if limited partners were to again vote to continue its operations in 60 months, the operation of Fund XX, and the time at which limited partners would receive a final distribution of cash from the sale of its assets, would be moved to a future date.

Conflicts of Interest with the Proposal to Continue Operations

The General Partners and their affiliates are reimbursed for their expenses, including the salaries and compensation expense of employees, based upon the time those employees spend on the affairs of the investment funds they manage. To the extent the General Partners and their affiliates have more investment funds under management, the aggregate amount of such reimbursements is larger and the salaries that are justifiable for their management may be higher. Accordingly the General Partners have an incentive to maintain funds and properties under management. On the other hand, reimbursements to the General Partners and their affiliates for operations are at cost and do not represent a profit center for the General Partners or their affiliates. Further, if the Fund does not liquidate, the General Partners will not receive cash distributions representing their share of liquidation proceeds.

Risks of the Proposal to Continue Operations

If the proposal to continue operations is approved, the business of Fund XX will continue to be subject to the risks associated with the ownership of real property and the illiquidity of investment in a limited partnership, including the following:

Limited partners will have no right to liquidation proceeds until Fund XX is liquidated.

If the proposal to continue operations is approved, limited partners will likely not have a right to receive the proceeds from the final disposition of properties and liquidation of Fund XX for at least an additional five years.

There will continue to be no public market for the units and substantial restrictions on sale or disposition of the units.

To avoid being classified as a publicly traded limited partnership for tax purposes, the limited partnership agreement of Fund XX continues to place substantial restrictions on sale or transfer of units. There is no trading market for the units and the restrictions in the limited partnership agreement are designed to ensure that no public trading market develops. Accordingly, it may be difficult to dispose of units or to receive full value for units when they are sold if the proposal to liquidate is not approved.

The operations of Fund XX will continue to be subject to the risks of real estate investment.

If the proposal to continue operations is approved, the properties of Fund XX will continue to be held for investment and the proceeds from any sale of Fund properties may not be distributed to partners during the following five years, except to the extent necessary to pay income taxes resulting from any taxable gain on sale that is allocated to limited partners. The value of real estate is subject to a number of factors beyond the control of the Fund, including national economic conditions, changes in interest rates, governmental rules and regulations and competition from other forms of financing. In addition, the value of the properties is affected by the financial condition of the tenants. To the extent there is a general economic downturn, the industries in which the Fund’s tenants operate may be adversely affected, causing defaults or renegotiation of lease terms. To the extent the Fund’s lease rates decline in the future, or if there are tenant defaults, the value of real estate held by the Fund may decline.

Limited partners will continue to be dependent upon the General Partners for all decisions relating to the operation of Fund XX.

If Fund XX continues to operate, limited partners will continue to rely almost exclusively on the General Partners of the Fund for its operations. The General Partners have complete authority to make decisions regarding the Fund’s day-to-day operations and the acquisition or disposition of properties. There are no limitations that limited partners may enforce regarding the types of net leased, commercial properties that may be acquired. The General Partners may take actions with which limited partners disagree. Limited partners do not have any right to object to most management decisions unless the General Partners breach their duties. Limited partners are able to remove the General Partners only by a majority vote of limited partners or in other limited instances.

The General Partners may benefit from continuing operations in ways that create conflicts of interest.

The interests of the General Partners in continuing operations may be different from those of the limited partners’ interests because the General Partners and their affiliates will continue to receive reimbursements from Fund XX. The General Partners and their affiliates are reimbursed at cost, which includes a portion of salaries of personnel and other overhead, for services they provide to the Fund and the proposal to continue operations, if adopted, will allow those reimbursements to continue.

Limited partners will not have appraisal rights in connection with continuing operations.

You will not have appraisal or dissenters rights as a result of continuing operations. Accordingly, if you disagree with the proposal to continue operations you will not have the right to require Fund XX to pay out the value of your units. If you disagree, and wish to sell your units, you will be required to find a different method of doing so, such as utilizing the Fund’s unit repurchase plan or holding your units until the Fund is liquidated.

PROPOSAL #3 –AMEND THE FUND’S UNIT REPURCHASE PLAN

Reasons for the Proposed Amendment to the Unit Repurchase Plan

We are proposing an amendment to the unit repurchase provisions of the limited partnership agreement contained in Section 7.7 so that limited partners may present their units to the Fund for repurchase at a price that more closely approximates what we believe is the unit fair market value.

Effects of the Proposed Amendment to the Unit Repurchase Plan

If this proposal is approved, limited partners will be able to present their units to Fund XX for repurchase at a price equal to 95% of the estimated net asset value per unit, instead of 90% of the estimated net asset value per unit. In both cases, the repurchase price is reduced by any distributions to the tendering limited partner after the date for which the estimated net asset value per unit is calculated and prior to the repurchase date.

Fund XX will repurchase units with cash that might otherwise be available for distribution to limited partners. Because of this, increasing the price for repurchases may increase the number of repurchases and correspondingly decrease the amount of cash available for distribution. Repurchase of units will, however, result in the remaining limited partners owning a proportionately larger interest in the Fund, which should, under normal conditions, produce larger distributions per unit in the future. In addition, units will be repurchased by the Fund at a 5% discount to net asset value, thereby accruing a potential financial benefit to the limited partners remaining in the Fund.

The Fund cannot assure limited partners that revenues or cash reserves will be available for repurchases and that it will be able to repurchase any or all of the units tendered. Repurchase of units may result in certain adverse tax consequences to the tendering limited partner. Repurchase of units will likely result in smaller distributions to remaining limited partners in the year of repurchase, yet will not result in a reduction of taxable income allocated to such limited partners.

Amendment to Limited Partnership Agreement

The proposal to increase the purchase price under Fund XX’s unit repurchase plan will be implemented, if approved by limited partners, through the amendment to Section 7.7 of the limited partnership agreement that is set forth in Exhibit B to this Consent Statement. The amendment will provide that the repurchase price for units purchased under the unit repurchase plan will be increased to 95% of the estimated net asset value per unit.

Conflicts of Interest with the Proposed Amendment to the Unit Repurchase Plan

The General Partners believe that their interests in amending the repurchase plan are aligned with those limited partners who wish to continue to participate in Fund XX.

Risks of the Proposed Amendment to the Unit Repurchase Plan

If the proposal to amend the repurchase plan is approved, the ability to repurchase units, and the consequences of repurchase, will present additional risks, including the following:

Repurchases may reduce the amount of cash then available for distributions.

Unit repurchases are funded with cash otherwise available for distribution to limited partners and, to the extent units are repurchased, cash available for distribution to remaining partners will be reduced. Although remaining partners will have a proportionately larger interest in Fund XX after such repurchases, if the Managing General Partner overestimates the net asset value per unit for purposes of repurchases, or properties decline in value after repurchases, remaining limited partners may not obtain the benefit of such larger ownership interest.

Regardless of the amendment, because of limitations under the unit repurchase plan, limited partners may find it difficult to have their units repurchased.

The amount of units Fund XX will repurchase in any year will be limited even if the amendment to the repurchase plan is approved. Among other things:

•	During any year, Fund XX will not repurchase more than 5% of the units that were outstanding at the end of the previous year;

•	Fund XX will not repurchase units to the extent it does not have cash available for such repurchases; and

•	Fund XX will not repurchase units if the Managing General Partner believes repurchases would negatively impact the Fund’s operations or cash flow.

Accordingly, there may be periods during which Fund XX does not repurchase all units, or any units, that are tendered for repurchase. If more units are tendered than can be repurchased, repurchases will be considered in the order tendered.

UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth information about the number of limited partnership units owned by each person known to us to beneficially own 5% or more of the units, by AEI Fund Management XX, Inc. (Fund XX’s Managing General Partner), by Robert P. Johnson (Fund XX’s Individual General Partner) and by each officer or director of the Managing General Partner as of March 31, 2014:

Name and Address of Beneficial Owner	Number of Units Held	Percent of Class

AEI Fund Management XX, Inc.	0	0.00%
Robert P. Johnson	28	0.13%
Patrick W. Keene	0	0.00%

Address for all:
1300 Wells Fargo Place 30 East 7th Street, St. Paul, Minnesota 55101

To the best of our knowledge, there is no beneficial owner holding 5% or more of the units.

CONSENT PROCEDURES

Your vote is important. Each limited partner is urged to initial, date and sign the enclosed Consent Form and return it in the enclosed postage prepaid envelope. If you require assistance completing the Consent Form, please call AEI Investor Relations, toll free at 800-328-3519.

Timing of the Consent Solicitation

We have fixed the close of business on May 1, 2014 as the record date for the determination of the limited partners entitled to vote on the proposals; the close of business on July 22, 2014 as the date by which Consent Forms must be received by us in order to be counted; and July 23, 2014 as the date on which the consents will be counted. You may revoke your consent at any time prior to July 22, 2014, provided we receive written revocation prior to that date.

To vote for one of these proposals, you must return a properly signed Consent Form that is received by AEI Fund Management XX, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101, on or before 5:00 P.M., Central Time, on July 22, 2014. The General Partners will tabulate the votes.

Record Date and Votes Required for Approval

Only holders of record of units of limited partnership interest as of May 1, 2014, the record date, will be entitled to vote on the proposals. Voting by the limited partners is based upon the number of units held. As of May 1, 2014, there were 21,154.86 units outstanding. Each unit is entitled to one vote. Fractions of units will be included in the total.

Pursuant to the limited partnership agreement of Fund XX, in order for any of the three proposals to be approved, a majority of the outstanding units (excluding any units held by the General Partners) must be voted in favor of the proposal. Accordingly, 10,563.44 units must be voted “FOR” the liquidation proposal, “FOR” the proposal to continue operations, or “FOR” the proposal to amend the unit repurchase plan for the respective proposal to be approved. Because an abstention would not be counted as a vote for a proposal, it would have the effect of a vote against a proposal.

Procedures for Voting

Accompanying this Consent Statement is a Consent Form for each limited partner. By initialing the appropriate line on the Consent Form, you can indicate whether you vote “FOR” or “AGAINST” or “ABSTAIN” as to the proposals. Please do not vote “FOR” both Proposal #1 and Proposal #2 at the same time: they are mutually exclusive and cannot be implemented simultaneously. If you return your Consent Form signed without initialing any line, you will be deemed to have voted “AGAINST” Proposal #1 – to commence liquidation, “FOR” Proposal #2 – to continue operations, and “FOR” Proposal #3 – to amend the unit repurchase plan.

Limited partners who vote “FOR” Proposal #1 – to commence liquidation, do not have appraisal or similar rights under Minnesota law.

Costs of Solicitation

The cost of solicitation of consents of the limited partners will be borne by Fund XX. The solicitations will be made by mail. Our staff will be available by telephone at 800-328-3519 to answer any questions concerning this Consent.

Mailing

This Consent Statement was first mailed to limited partners on or about June 12, 2014.

AEI Fund Management XX, Inc.
General Partner

Robert P. Johnson, President

EXHIBIT A

AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT
(PROPOSAL #2)

We are proposing to amend and restate Section 11.3 of the Limited Partnership Agreement of AEI Net Lease Income & Growth Fund XX Limited Partnership to read in its entirety as follows:

11.3           Liquidity Event.

(a) The Managing General Partner shall, on or before December 31, 2018, prepare a proxy or consent statement pursuant to which it shall solicit the consent of Limited Partners to vote with respect to a proposal to commence the sale of all of the Properties and the dissolution and liquidation of the Partnership in accordance with Article XII. The Managing General Partner shall distribute and commence the solicitation of such consents or proxies promptly after the same may be conducted in accordance with applicable laws.

(b) Notwithstanding Section 11.3(a), the Managing General Partner shall not be required to recommend such sale, dissolution and liquidation, and may present in addition to such proposal and as an alternative to the same, a proposal to extend the time period during which the Partnership shall continue to operate, provided that the Managing General Partner commits to again submit a proposal consistent with Section 11.3(a) by approximately the end of the calendar year in which the fifth anniversary of the date upon which the vote upon such proposal occurs.

EXHIBIT B

AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT
(PROPOSAL #3)

We are proposing to amend and restate Section 7.7 of the Limited Partnership Agreement of AEI Net Lease Income & Growth Fund XX Limited Partnership to read in its entirety as follows:

7.7           Right to Present Units for Repurchase.

(a) Each Limited Partner shall have the right, subject to the provisions of this Section 7.7, to present his or her Units to the Partnership for repurchase by submitting a proper written request to the Managing General Partner specifying the number of Units he or she wishes repurchased. Such notice must be postmarked in January or July of each year (a “Presentment Period”). On March 31st and September 30th of each year (a “Repurchase Date”), and subject to the limitations set forth in Section 7.7(c), the Managing General Partner shall cause the Partnership to repurchase the Units of Limited Partners who have properly tendered their Units to the Partnership. The repurchase price per Unit shall be equal to ninety-five percent (95%) of the Net Asset Value Per Unit as of the preceding December 31st (in the case of repurchases as of March 31st) or June 30th (in the case of repurchases as of September 30th) (such dates being hereafter referred to as a “Determination Date”). The repurchase price shall, however, be adjusted to subtract any distributions to the tendering Limited Partner after the Determination Date and prior to the Repurchase Date. The Managing General Partner shall calculate the repurchase price offered for Units based on its determination of the Net Asset Value Per Unit as soon as possible after each Determination Date.

(b) Net Asset Value Per Unit shall mean the aggregate value of the Partnership’s assets less the Partnership’s liabilities, and less the interest of the General Partners, divided by the number of Units outstanding. Such aggregate value shall be determined by the Managing General Partner, after taking into account (i) the present value of future net cash flow from rental income on the Partnership’s Properties, (ii) the price at which Units of the Partnership have last been repurchased, and (ii) such other factors as the Managing General Partners deems relevant.

(c) The Partnership will not be obligated to repurchase in any year more than five percent (5%) of the total number of Units outstanding on January 1 of such year. In the event requests for repurchase of Units received in any given year exceed the five percent (5%) limitation, the Partnership shall accept the Units to be repurchased based upon the postmark date of the written notice of Limited Partners tendering such Units. Any Units tendered but not selected for repurchase in any given Presentment Period will be considered for repurchase in the next Presentment Period only if the Limited Partner re-tenders his or her Units. In no event shall the Partnership be obligated to repurchase Units if, in the sole discretion of the Managing General Partner, such repurchase would impair the capital or operation of the Partnership nor shall the Partnership repurchase any Units in violation of applicable legal requirements.

(d) For purposes of all calculations pursuant to Article V of this Agreement, any Net Cash Flow or Net Proceeds of Sale used to repurchase Units or to repay borrowings that were used to repurchase Units shall be deemed distributed to the remaining Limited Partners pro rata based on the ratio of the number of Units owned to all Units outstanding after such repurchase.

EXHIBIT C

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	24

Balance Sheet as of December 31, 2013 and 2012	25

Statements for the Years Ended December 31, 2013 and 2012:

Income	26

Cash Flows	27

Changes in Partners’ Capital	28

Notes to Financial Statements at December 31, 2013	29 – 41

Balance Sheet as of March 31, 2014 and December 31, 2013	42

Statements for the Periods ended March 31, 2014 and 2013:

Income	43

Cash Flows	44

Changes in Partners' Capital	45

Notes to Financial Statements at March 31, 2014	46 – 50

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners:
AEI Net Lease Income & Growth Fund XX Limited Partnership
St. Paul, Minnesota

We have audited the accompanying balance sheet of AEI Net Lease Income & Growth Fund XX Limited Partnership (a Minnesota limited partnership) as of December 31, 2013 and 2012, and the related statements of income, cash flows and changes in partners' capital for each of the years then ended.  The Partnership's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's  internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AEI Net Lease Income & Growth Fund XX Limited Partnership as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BOULAY PLLP
Boulay PLLP
Certified Public Accountants

Minneapolis, Minnesota
March 28, 2014

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
BALANCE SHEET

ASSETS

	December 31,	December 31,
	2013	2012
Current Assets:
Cash	$2,414,005	$458,643
Receivables	0	1,843
Total Current Assets	2,414,005	460,486

Real Estate Held for Investment:
Land	3,788,830	4,938,442
Buildings and Equipment	8,149,958	10,986,868
Acquired Intangible Lease Assets	703,997	703,997
Real Estate Investments, at cost	12,642,785	16,629,307
Accumulated Depreciation and Amortization	(2,489,448)	(3,006,433)
Real Estate Held for Investment, Net	10,153,337	13,622,874
Real Estate Held for Sale	1,653,573	733,000
Total Real Estate	11,806,910	14,355,874
Total Assets	$14,220,915	$14,816,360

LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities:
Payable to AEI Fund Management, Inc.	$74,979	$120,332
Distributions Payable	299,700	299,696
Unearned Rent	13,474	13,474
Total Current Liabilities	388,153	433,502
Long-term Liabilities:
Acquired Below-Market Lease Intangibles, Net	71,978	77,480

Partners’ Capital:
General Partners	5,133	4,274
Limited Partners – 24,000 Units authorized; 21,367 and 21,560 Units issued and outstanding in 2013 and 2012, respectively	13,755,651	14,301,104
Total Partners' Capital	13,760,784	14,305,378
Total Liabilities and Partners' Capital	$14,220,915	$14,816,360

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
STATEMENT OF INCOME

	Year Ended December 31
	2013	2012

Rental Income	$1,195,849	$1,106,004

Expenses:
Partnership Administration – Affiliates	221,968	235,888
Partnership Administration and Property Management – Unrelated Parties	57,008	87,520
Property Acquisition	0	53,703
Depreciation and Amortization	306,804	278,048
Real Estate Impairment	61,002	0
Total Expenses	646,782	655,159

Operating Income	549,067	450,845

Other Income:
Interest Income	3,044	4,830

Income from Continuing Operations	552,111	455,675

Income from Discontinued Operations	263,481	255,803

Net Income	$815,592	$711,478

Net Income Allocated:
General Partners	$14,460	$11,146
Limited Partners	801,132	700,332
Total	$815,592	$711,478

Income per Limited Partnership Unit:
Continuing Operations	$25.47	$20.80
Discontinued Operations	11.85	11.49
Total – Basic and Diluted	$37.32	$32.29

Weighted Average Units Outstanding – Basic and Diluted	21,464	21,692

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
STATEMENT OF CASH FLOWS

	Year Ended December 31
	2013	2012

Cash Flows from Operating Activities:
Net Income	$815,592	$711,478

Adjustments to Reconcile Net Income To Net Cash Provided by Operating Activities:
Depreciation and Amortization	390,193	410,514
Real Estate Impairment	468,870	413,477
Gain on Sale of Real Estate	(524,340)	(430,939)
(Increase) Decrease in Receivables	1,843	(118)
Increase (Decrease) in Payable to AEI Fund Management, Inc.	(45,353)	52,146
Increase (Decrease) in Unearned Rent	0	(29,432)
Total Adjustments	291,213	415,648
Net Cash Provided By Operating Activities	1,106,805	1,127,126

Cash Flows from Investing Activities:
Investments in Real Estate	0	(2,750,400)
Proceeds from Sale of Real Estate	2,208,739	1,571,107
Net Cash Provided By (Used For) Investing Activities	2,208,739	(1,179,293)

Cash Flows from Financing Activities:
Distributions Paid to Partners	(1,198,800)	(1,312,838)
Redemption Payments	(161,382)	(184,362)
Net Cash Used For Financing Activities	(1,360,182)	(1,497,200)

Net Increase (Decrease) in Cash	1,955,362	(1,549,367)

Cash, beginning of year	458,643	2,008,010

Cash, end of year	$2,414,005	$458,643

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
STATEMENT OF CHANGES IN PARTNERS' CAPITAL

	General Partners	Limited Partners	Total	Limited Partnership Units Outstanding

Balance, December 31, 2011	$7,673	$15,040,698	$15,048,371	21,786.28

Distributions Declared	(12,701)	(1,257,408)	(1,270,109)

Redemption Payments	(1,844)	(182,518)	(184,362)	(226.37)

Net Income	11,146	700,332	711,478

Balance, December 31, 2012	4,274	14,301,104	14,305,378	21,559.91

Distributions Declared	(11,987)	(1,186,817)	(1,198,804)

Redemption Payments	(1,614)	(159,768)	(161,382)	(192.49)

Net Income	14,460	801,132	815,592

Balance, December 31, 2013	$5,133	$13,755,651	$13,760,784	21,367.42

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(1)  Organization –

AEI Net Lease Income & Growth Fund XX Limited Partnership (“Partnership”) was formed to acquire and lease commercial properties to operating tenants.  The Partnership's operations are managed by AEI Fund Management XX, Inc. (“AFM”), the Managing General Partner.  Robert P. Johnson, the President and sole director of AFM, serves as the Individual General Partner.  AFM is a wholly owned subsidiary of AEI Capital Corporation of which Mr. Johnson is the majority shareholder.  AEI Fund Management, Inc. (“AEI”), an affiliate of AFM, performs the administrative and operating functions for the Partnership.

The terms of the Partnership offering called for a subscription price of $1,000 per Limited Partnership Unit, payable on acceptance of the offer.  The Partnership commenced operations on June 30, 1993 when minimum subscriptions of 1,500 Limited Partnership Units ($1,500,000) were accepted.  On January 19, 1995, the offering terminated when the maximum subscription limit of 24,000 Limited Partnership Units was reached.  Under the terms of the Limited Partnership Agreement, the Limited Partners and General Partners contributed funds of $24,000,000 and $1,000, respectively.

During operations, any Net Cash Flow, as defined, which the General Partners determine to distribute will be distributed 90% to the Limited Partners and 10% to the General Partners; provided, however, that such distributions to the General Partners will be subordinated to the Limited Partners first receiving an annual, noncumulative distribution of Net Cash Flow equal to 10% of their Adjusted Capital Contribution, as defined, and, provided further, that in no event will the General Partners receive less than 1% of such Net Cash Flow per annum.  Distributions to Limited Partners will be made pro rata by Units.

Any Net Proceeds of Sale, as defined, from the sale or financing of properties which the General Partners determine to distribute will, after provisions for debts and reserves, be paid in the following manner: (i) first, 99% to the Limited Partners and 1% to the General Partners until the Limited Partners receive an amount equal to: (a) their Adjusted Capital Contribution plus (b) an amount equal to 12% of their Adjusted Capital Contribution per annum, cumulative but not compounded, to the extent not previously distributed from Net Cash Flow;  (ii) any remaining balance will be distributed 90% to the Limited Partners and 10% to the General Partners.  Distributions to the Limited Partners will be made pro rata by Units.

For tax purposes, profits from operations, other than profits attributable to the sale, exchange, financing, refinancing or other disposition of property, will be allocated first in the same ratio in which, and to the extent, Net Cash Flow is distributed to the Partners for such year.  Any additional profits will be allocated in the same ratio as the last dollar of Net Cash Flow is distributed.  Net losses from operations will be allocated 99% to the Limited Partners and 1% to the General Partners.

For tax purposes, profits arising from the sale, financing, or other disposition of property will be allocated in accordance with the Partnership Agreement as follows: (i) first, to those partners with deficit balances in their capital accounts in an amount equal to the sum of such deficit balances; (ii) second, 99% to the Limited Partners and 1% to the General Partners until the aggregate balance in the Limited Partners' capital accounts equals the sum of the Limited Partners' Adjusted Capital Contributions plus an amount equal to 12% of their Adjusted Capital Contributions per annum, cumulative but not compounded, to the extent not previously allocated; (iii) third, the balance of any remaining gain will then be allocated 90% to the Limited Partners and 10% to the General Partners.  Losses will be allocated 98% to the Limited Partners and 2% to the General Partners.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(1)  Organization – (Continued)

The General Partners are not required to currently fund a deficit capital balance.  Upon liquidation of the Partnership or withdrawal by a General Partner, the General Partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts or 1% of total Limited Partners' and General Partners' capital contributions.

In December 2008, the Managing General Partner solicited by mail a proxy statement seeking the consent of the Limited Partners to continue the Partnership for an additional 60 months or to initiate the final disposition, liquidation and distribution of all of the Partnership’s properties and assets within 24 months.  On January 9, 2009, the proposal to continue the Partnership was approved with a majority of Units voted in favor of the continuation proposal.  As a result, the Managing General Partner will continue the operations of the Partnership for an additional 60 months at which time it will again ask the Limited Partners to vote on the same two proposals.  The Managing General Partner anticipates mailing a proxy statement in April 2014 asking the Limited Partners to vote on these two proposals.

(2)  Summary of Significant Accounting Policies –

Financial Statement Presentation

The accounts of the Partnership are maintained on the accrual basis of accounting for both federal income tax purposes and financial reporting purposes.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles.  Those estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from those estimates.  Significant items, subject to such estimates and assumptions, include the carrying value of real estate held for investment, real estate held for sale and related intangible assets.

The Partnership regularly assesses whether market events and conditions indicate that it is reasonably possible to recover the carrying amounts of its investments in real estate from future operations and sales.  A change in those market events and conditions could have a material effect on the carrying amount of its real estate.

Cash Concentrations of Credit Risk

The Partnership's cash is deposited in one financial institution and at times during the year it may exceed FDIC insurance limits.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(2)  Summary of Significant Accounting Policies – (Continued)

Receivables

Credit terms are extended to tenants in the normal course of business.  The Partnership performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Receivables are recorded at their estimated net realizable value. The Partnership follows a policy of providing an allowance for doubtful accounts; however, based on historical experience, and its evaluation of the current status of receivables, the Partnership is of the belief that such accounts, if any, will be collectible in all material respects and thus an allowance is not necessary.  Accounts are considered past due if payment is not made on a timely basis in accordance with the Partnership’s credit terms.  Receivables considered uncollectible are written off.

Income Taxes

The income or loss of the Partnership for federal income tax reporting purposes is includable in the income tax returns of the partners.  In general, no recognition has been given to income taxes in the accompanying financial statements.

The tax return and the amount of distributable Partnership income or loss are subject to examination by federal and state taxing authorities.  If such an examination results in changes to distributable Partnership income or loss, the taxable income of the partners would be adjusted accordingly.  Primarily due to its tax status as a partnership, the Partnership has no significant tax uncertainties that require recognition or disclosure.  The Partnership is no longer subject to U.S. federal income tax examinations for tax years before 2010, and with few exceptions, is no longer subject to state tax examinations for tax years before 2010.

Revenue Recognition

The Partnership's real estate is leased under net leases, classified as operating leases.  The leases provide for base annual rental payments payable in monthly installments.  The Partnership recognizes rental income according to the terms of the individual leases.  For leases that contain stated rental increases, the increases are recognized in the year in which they are effective.  Contingent rental payments are recognized when the contingencies on which the payments are based are satisfied and the rental payments become due under the terms of the leases.

Real Estate

Upon acquisition of real properties, the Partnership records them in the financial statements at cost.  The purchase price is allocated to tangible assets, consisting of land and building, and to identified intangible assets and liabilities, which may include the value of above market and below market leases and the value of in-place leases.  The allocation of the purchase price is based upon the fair value of each component of the property.  Although independent appraisals may be used to assist in the determination of fair value, in many cases these values will be based upon management’s assessment of each property, the selling prices of comparable properties and the discounted value of cash flows from the asset.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(2)  Summary of Significant Accounting Policies – (Continued)

The fair values of above market and below market in-place leases will be recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) an estimate of fair market lease rates for the corresponding in-place leases measured over a period equal to the non-cancelable term of the lease including any bargain renewal periods.  The above market and below market lease values will be capitalized as intangible lease assets or liabilities.  Above market lease values will be amortized as an adjustment of rental income over the remaining terms of the respective leases.  Below market leases will be amortized as an adjustment of rental income over the remaining term of the respective leases, including any bargain renewal periods.  If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market and below market in-place lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases will include estimated direct costs associated with obtaining a new tenant, and opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease.  Direct costs associated with obtaining a new tenant may include commissions, tenant improvements, and other direct costs and are estimated, in part, by management’s consideration of current market costs to execute a similar lease.  These direct costs will be included in intangible lease assets on the balance sheet and will be amortized to expense over the remaining term of the respective leases.  The value of opportunity costs will be calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease.  These intangibles will be included in intangible lease assets on the balance sheet and will be amortized to expense over the remaining term of the respective leases.  If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The Partnership tests real estate for recoverability when events or changes in circumstances indicate that the carrying value may not be recoverable.  For properties the Partnership will hold and operate, it compares the carrying amount of the property to the estimated probability-weighted future undiscounted cash flows expected to result from the property and its eventual disposition.  If the sum of the expected future cash flows is less than the carrying amount of the property, the Partnership recognizes an impairment loss by the amount by which the carrying amount of the property exceeds the fair value of the property.  For properties held for sale, the Partnership determines whether impairment has occurred by comparing the property’s estimated fair value less cost to sell to its current carrying value.  If the carrying value is greater than the net realizable value, an impairment loss is recorded to reduce the carrying value of the property to its net realizable value.

The buildings and equipment of the Partnership are depreciated using the straight-line method for financial reporting purposes based on estimated useful lives of 30 years and 10 years, respectively.  Intangible lease assets are amortized using the straight-line method for financial reporting purposes based on the remaining life of the lease.

Upon complete disposal of a property or classification of a property as Real Estate Held for Sale, the Partnership includes the operating results and sale of the property in discontinued operations.  In addition, the Partnership reclassifies the prior periods’ operating results of the property to discontinued operations.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(2)  Summary of Significant Accounting Policies – (Continued)

The Partnership accounts for properties owned as tenants-in-common with affiliated entities and/or unrelated third parties using the proportionate consolidation method.  Each tenant-in-common owns a separate, undivided interest in the properties.  Any tenant-in-common that holds more than a 50% interest does not control decisions over the other tenant-in-common interests.  The financial statements reflect only this Partnership's percentage share of the properties' land, building and equipment, liabilities, revenues and expenses.

The Partnership's properties are subject to environmental laws and regulations adopted by various governmental entities in the jurisdiction in which the properties are located.  These laws could require the Partnership to investigate and remediate the effects of the release or disposal of hazardous materials at these locations if found.  For each property, an environmental assessment is completed prior to acquisition.  In addition, the lease agreements typically strictly prohibit the production, handling, or storage of hazardous materials (except where incidental to the tenant’s business such as use of cleaning supplies) in violation of applicable law to restrict environmental and other damage.  Environmental liabilities are recorded when it is determined the liability is probable and the costs can reasonably be estimated.  There were no environmental issues noted or liabilities recorded at December 31, 2013 and 2012.

Fair Value Measurements

Fair value, as defined by United States Generally Accepted Accounting Principles (“US GAAP”), is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market.  US GAAP establishes a hierarchy in determining the fair value of an asset or liability.  The fair value hierarchy has three levels of inputs, both observable and unobservable.  US GAAP requires the utilization of the lowest possible level of input to determine fair value.  Level 1 inputs include quoted market prices in an active market for identical assets or liabilities.   Level 2 inputs are market data, other than Level 1 inputs, that are observable either directly or indirectly.  Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.  Level 3 inputs are unobservable and corroborated by little or no market data.

At December 31, 2013, the Partnership had no financial assets or liabilities measured at fair value on a recurring basis or nonrecurring basis that would require disclosure under this pronouncement.

The Champps restaurant in Utica, Michigan, with a carrying amount of $1,146,477 at December 31, 2012, was written down to its estimated fair value of $733,000 after completing our long-lived asset valuation analysis.  The resulting impairment charge of $413,477 was included in earnings for the fourth quarter of 2012.  At December 31, 2013, after completing our long-lived asset valuation analysis, the property was further written down to $648,000, its estimated fair value at that date.  The resulting impairment charge of $85,000 was included in earnings for the fourth quarter of 2013.  In both instances, the fair value of the property was based upon comparable sales of similar properties, which are considered Level 2 inputs in the valuation hierarchy.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(2)  Summary of Significant Accounting Policies – (Continued)

The Royal Buffet restaurant in Colorado Springs, Colorado, with a carrying amount of $642,868 at September 30, 2013, was written down to its estimated fair value of $320,000 after completing our long-lived asset valuation analysis.  The resulting impairment charge of $322,868 was included in earnings for the third quarter of 2013.  The fair value of the property was based upon comparable sales of similar properties, which are considered Level 2 inputs in the valuation hierarchy.

The HomeTown Buffet restaurant in Albuquerque, New Mexico, with a carrying amount of 336,002 at December 31, 2013, was written down to its estimated fair value of $275,000 after completing our long-lived asset valuation analysis.  The resulting impairment charge of $61,002 was included in earnings for the fourth quarter of 2013.  The fair value of the property was based upon comparable sales of similar properties, which are considered Level 2 inputs in the valuation hierarchy.

Income Per Unit

Income per Limited Partnership Unit is calculated based on the weighted average number of Limited Partnership Units outstanding during each period presented.  Diluted income per Limited Partnership Unit considers the effect of any potentially dilutive Unit equivalents, of which the Partnership had none for each of the years ended December 31, 2013 and 2012.

Reportable Segments

The Partnership invests in single tenant commercial properties throughout the United States that are net leased to tenants in various industries.  Because these net leased properties have similar economic characteristics, the Partnership evaluates operating performance on an overall portfolio basis.  Therefore, the Partnership’s properties are classified as one reportable segment.

Reclassification

Certain items related to discontinued operations in the prior year’s financial statements have been reclassified to conform to 2013 presentation.  These reclassifications had no effect on Partners’ capital, net income or cash flows.

Recently Issued Accounting Pronouncements

Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Partnership’s financial statements.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(3)  Related Party Transactions –

The Partnership owns the percentage interest shown below in the following properties as tenants-in-common with the affiliated entities listed:  Champps Americana restaurant (44% – AEI Net Lease Income & Growth Fund XIX Limited Partnership and unrelated third parties); Jared Jewelry store (50% – AEI Income & Growth Fund XXI Limited Partnership); Applebee’s restaurant (45% – AEI Income & Growth Fund 24 LLC and unrelated third parties); Staples store (70% – AEI Income & Growth Fund 27 LLC); and Tractor Supply Company store (47% – AEI Income & Growth Fund 26 LLC).

The Partnership owned a 50% interest in a Biaggi’s restaurant.  AEI Net Lease Income & Growth Fund XIX Limited Partnership owned a 50% interest in this property until the property was sold to an unrelated third party in 2012.  The Partnership owned a 40% interest in a Scott & White Clinic.  AEI Income & Growth Fund XXI Limited Partnership and AEI Income & Growth Fund 25 LLC owned the remaining 60% interest in this property until the property was sold to an unrelated third party in 2013.

AEI received the following reimbursements for costs and expenses from the Partnership for the years ended December 31:
		2013	2012

a.	AEI is reimbursed for costs incurred in providing services related to managing the Partnership's operations and properties, maintaining the Partnership's books, and communicating with the Limited Partners. These amounts included $2,977 and $3,211 of expenses related to Discontinued Operations in 2013 and 2012, respectively.	$224,945	$239,099

b.	AEI is reimbursed for all direct expenses it paid on the Partnership's behalf to third parties related to Partnership administration and property management. These expenses included printing costs, legal and filing fees, direct administrative costs, outside audit costs, taxes, insurance and other property costs. These amounts included $41,312 and $37,675 of expenses related to Discontinued Operations in 2013 and 2012, respectively.	$98,320	$125,195

c.	AEI is reimbursed for costs incurred in providing services and direct expenses related to the acquisition of properties on behalf of the Partnership.	$0	$53,703

d.	AEI is reimbursed for costs incurred in providing services related to the sale of property.	$22,992	$19,953

The payable to AEI Fund Management, Inc. represents the balance due for the services described in 3a, b, c and d.  This balance is non-interest bearing and unsecured and is to be paid in the normal course of business.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(4)  Real Estate Held for Investment –

The Partnership leases its properties to tenants under net leases, classified as operating leases.  Under a net lease, the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses for the property.  For some leases, the Partnership is responsible for repairs to the structural components of the building, the roof, and the parking lot.  At the time the properties were acquired, the remaining primary lease terms varied from 10 to 20 years.  The Lease for the Red Robin restaurant was extended to expire on December 31, 2017.  Most of the leases provide the tenant with two to six five-year renewal options subject to the same terms and conditions as the primary term.

The Partnership's properties are commercial, single-tenant buildings.  The HomeTown Buffet restaurant was constructed and acquired in 1993.  The Red Robin restaurant was constructed in 1984 and acquired in 1994.  The land for the Champps Americana restaurant was acquired in 2001 and construction of the restaurant was completed in 2002.  The KinderCare daycare center was constructed in 1999 and acquired in 2002.  The Jared Jewelry store was constructed in 2001 and acquired in 2004.  The Applebee’s restaurant was constructed in 1995 and acquired in 2004.  The Staples store was constructed in 2008 and acquired in 2009.  The Tractor Supply store and the Family Dollar store were constructed and acquired in 2012.  There have been no costs capitalized as improvements subsequent to the acquisitions.

The cost of the properties not held for sale and related accumulated depreciation at December 31, 2013 are as follows:
Property	Land	Buildings and Equipment	Total	Accumulated Depreciation

HomeTown Buffet, Albuquerque, NM	$198,032	$272,297	$470,329	$195,329
Red Robin, Colorado Springs, CO	905,980	1,323,210	2,229,190	876,627
KinderCare, Mayfield Heights, OH	289,266	1,117,792	1,407,058	430,042
Jared Jewelry, Hanover, MD	861,052	1,128,053	1,989,105	371,320
Staples, Vernon Hills, IL	882,000	2,832,638	3,714,638	436,697
Tractor Supply, Starkville, MS	352,500	840,479	1,192,979	52,530
Family Dollar, Mobile, AL	300,000	635,489	935,489	30,892
	$3,788,830	$8,149,958	$11,938,788	$2,393,437

For the years ended December 31, 2013 and 2012, the Partnership recognized depreciation expense for properties not held for sale of $272,235 and $257,259, respectively.

On February 23, 2012, the Partnership purchased a 47% interest in a Tractor Supply Company store in Starkville, Mississippi for $1,339,500.  The Partnership allocated $228,586 of the purchase price to Acquired Intangible Lease Assets, representing in-place lease intangibles, and allocated $82,065 to Acquired Below-Market Lease Intangibles.  The Partnership incurred $24,866 of acquisition expenses related to the purchase that were expensed.  The property is leased to Tractor Supply Company under a Lease Agreement with a remaining primary term of 15 years (as of the date of purchase) and annual rent of $102,462 for the interest purchased.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(4)  Real Estate Held for Investment – (Continued)

On July 23, 2012, the Partnership purchased a Family Dollar store in Mobile, Alabama for $1,410,900.  The Partnership allocated $475,411 of the purchase price to Acquired Intangible Lease Assets, representing in-place lease intangibles of $190,845 and above-market lease intangibles of $284,566. The Partnership incurred $28,837 of acquisition expenses related to the purchase that were expensed.  The property is leased to Family Dollar Stores of Alabama, Inc.  under a Lease Agreement with a remaining primary term of 9.9 years and annual rent of $119,926.

The following schedule presents the cost and related accumulated amortization of acquired lease intangibles not held for sale at December 31:
	2013		2012
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
In-Place Lease Intangibles (weighted average life of 132 and 144 months, respectively)	$419,431	$55,358	$419,431	$20,789

Above-Market Lease Intangibles (weighted average life of 102 and 114 months, respectively)	284,566	40,653	284,566	11,957
Acquired Intangible Lease Assets	$703,997	$96,011	$703,997	$32,746

Acquired Below-Market Lease Intangibles (weighted average life of 157 and 169 months, respectively)	$82,065	$10,087	$82,065	$4,585

For the year ended December 31, 2013 and 2012, the value of in-place lease intangibles amortized to expense was $34,569 and $20,789, respectively, the decrease to rental income for above-market leases was $28,696 and $11,957, respectively, and the increase to rental income for below-market leases was $5,502 and $4,585, respectively.  For lease intangibles not held for sale at December 31, 2013, the estimated amortization expense is $34,569, the estimated decrease to rental income for above-market leases is $28,696 and the estimated increase to rental income for below-market leases is $5,502 for each of the next five succeeding years.

The Partnership owns a 40.1354% interest in a HomeTown Buffet restaurant in Albuquerque, New Mexico.  The remaining interests in this property are owned by unrelated third parties, who own the property with the Partnership as tenants-in-common.  On January 31, 2011, the lease term expired and the tenant returned possession of the property to the owners.  The owners listed the property for lease or sale with a real estate broker in the Albuquerque area.  While the property is vacant, the Partnership is responsible for its share of real estate taxes and other costs associated with maintaining the property.

Based on its long-lived asset valuation analysis, the Partnership determined the HomeTown Buffet restaurant was impaired.  As a result, in the fourth quarter of 2013, a charge to continuing operations for real estate impairment of $61,002 was recognized, which was the difference between the carrying value at December 31, 2013 of $336,002 and the estimated fair value of $275,000.  The charge was recorded against the cost of the land and building.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(4)  Real Estate Held for Investment – (Continued)

For properties owned as of December 31, 2013, the minimum future rent payments required by the leases are as follows:
2014	$1,371,420
2015	1,371,420
2016	1,377,338
2017	1,318,511
2018	847,292
Thereafter	2,734,783
$9,020,764

There were no contingent rents recognized in 2013 and 2012.

(5)  Major Tenants –

The following schedule presents rental income from individual tenants, or affiliated groups of tenants, who each contributed more than ten percent of the Partnership's total rental income for the years ended December 31:

Tenants	Industry	2013	2012

Red Robin West, Inc.	Restaurant	$341,250	$325,000
Staples the Office Superstore East, Inc.	Retail	308,315	308,315
Sterling Jewelers Inc.	Retail	185,406	185,406
KinderCare Learning Centers LLC	Retail	161,684	154,335
Aggregate rental income of major tenants		$996,655	$973,056
Aggregate rental income of major tenants as a percentage of total rental income		69%	64%

(6)  Discontinued Operations –

On February 3, 2012, the Partnership sold its remaining 1.1177% interest in the Arby’s restaurant in Smyrna, Georgia to an unrelated third party.  The Partnership received net sale proceeds of $4,300, which resulted in a net loss of $4,764.  The cost and related accumulated depreciation of the interest sold was $13,866 and $4,802, respectively.

In February 2012, the Partnership entered into an agreement to sell its 50% interest in the Biaggi’s restaurant in Fort Wayne, Indiana to an unrelated third party.  On March 29, 2012, the sale closed with the Partnership receiving net proceeds of $1,566,807, which resulted in a net gain of $435,703.  At the time of sale, the cost and related accumulated depreciation was $1,379,346 and $248,242, respectively.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(6)  Discontinued Operations – (Continued)

During 2012, the Partnership decided to sell its 44% interest in the Champps Americana restaurant in Utica, Michigan and classified it as Real Estate Held for Sale.  In February 2013, Champps Operating Corporation (“Champps’), the tenant of the property, approached the Partnership with a request to adjust the rent on the property to a market rental rate based on the restaurant’s performance and the current conditions in the market.  In April 2013, after reviewing financial information for the restaurant and the tenant, and analyzing the local real estate market for the property, the Partnership and the property’s other co-owners entered into an agreement to reduce the annual rent for the property by 63% to $90,880.  The Partnership’s share of this rent was $39,987.  Based on its long-lived asset valuation analysis, the Partnership determined the property was impaired.  As a result, in the fourth quarter of 2012, a charge to discontinued operations for real estate impairment of $413,477 was recognized, which was the difference between the carrying value at December 31, 2012 of $1,146,477 and the estimated fair value of $733,000.

On December 15, 2013, Champps filed for Chapter 11 bankruptcy reorganization.  In February 2014, Champps closed the restaurant, filed a motion with the bankruptcy court to reject the lease and returned possession of the property to the owners.  The owners listed the property for sale or lease with a real estate broker in the Utica area.  While the property is vacant, the Partnership is responsible for its 44% share of real estate taxes and other costs associated with maintaining the property.  Based on its long-lived asset valuation analysis, in the fourth quarter of 2013, the Partnership recognized an additional real estate impairment of $85,000 to decrease the carrying value to the estimated fair value of $648,000 as of December 31, 2013.  The charge was recorded against the cost of the land and building.  Even if the property is leased to a new tenant, the Partnership anticipates that it will sell the property within the next 12 months.

Effective June 20, 2011, the Partnership entered into an agreement to lease the former Red Robin property in Colorado Springs, Colorado, to a local restaurant operator. The Lease Agreement had a term of two years with annual rental payments of $100,000.  The tenant remodeled the building and converted it into a Chinese buffet restaurant called Royal Buffet.  In July 2012, the tenant closed the restaurant due to lower than expected sales.  The Partnership took possession of the property and listed the property for lease or sale with a real estate broker in the Colorado Springs area.  While the property was vacant, the Partnership was responsible for real estate taxes and other costs associated with maintaining the property.

In September 2013, the Partnership decided to sell the Royal Buffet restaurant and classified it as Real Estate Held for Sale.  Based on its long-lived asset valuation analysis, the Partnership determined the Royal Buffet restaurant was impaired.  As a result, in the third quarter of 2013, a charge to discontinued operations for real estate impairment of $322,868 was recognized, which was the difference between the carrying value at September 30, 2013 of $642,868 and the estimated fair value of $320,000.  The charge was recorded against the cost of the land and building.  On December 20, 2013, the Partnership sold the property to an unrelated third party.  The Partnership received net sale proceeds of $339,514, which resulted in a net gain of $19,514.

On August 2, 2013, the Partnership sold its 40% interest in the Scott & White Clinic in College Station, Texas to an unrelated third party.  The Partnership received net sale proceeds of $1,869,225, which resulted in a net gain of $504,826.  At the time of sale, the cost and related accumulated depreciation was $1,470,224 and $105,825, respectively.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(6)  Discontinued Operations – (Continued)

Subsequent to December 31, 2013, the Partnership sold 4.4006% of the Applebee’s restaurant in Sandusky, Ohio to an unrelated third party.  The Partnership received net sale proceeds of approximately $163,000, which resulted in a net gain of approximately $64,700.  The cost and related accumulated depreciation of the interest sold was $124,874 and $26,538, respectively.  The Partnership is attempting to sell its remaining 40.5994% interest in the property.  At December 31, 2013, the property was classified as Real Estate Held for Sale with a carrying value of $1,005,573.

The financial results for these properties are reflected as Discontinued Operations in the accompanying financial statements.  The following are the results of discontinued operations for the years ended December 31:
	2013	2012

Rental Income	$251,493	$404,321
Property Management Expenses	(44,289)	(40,886)
Depreciation	(60,195)	(125,094)
Real Estate Impairment	(407,868)	(413,477)
Gain on Disposal of Real Estate	524,340	430,939
Income from Discontinued Operations	$263,481	$255,803

(7)  Partners’ Capital

For the years ended December 31, 2013 and 2012, the Partnership declared distributions of $1,198,804 and $1,270,109, respectively.  The Limited Partners received distributions of $1,186,817 and $1,257,408 and the General Partners received distributions of $11,987 and $12,701 for the years, respectively.  The Limited Partners' distributions represented $55.29 and $57.97 per Limited Partnership Unit outstanding using 21,464 and 21,692 weighted average Units in 2013 and 2012, respectively.  The distributions represented $29.84 and $23.82 per Unit of Net Income and $25.45 and $34.15 per Unit of return of capital in 2013 and 2012, respectively.

As part of the distributions discussed above, the Partnership distributed net sale proceeds of $209,872 and $296,237 in 2013 and 2012, respectively.  The Limited Partners received distributions of $207,773 and $293,275 and the General Partners received distributions of $2,099 and $2,962 for the years, respectively.  The Limited Partners’ distributions represented $9.70 and $13.55 per Unit for the years, respectively.

The Partnership may acquire Units from Limited Partners who have tendered their Units to the Partnership.  Such Units may be acquired at a discount.  The Partnership will not be obligated to purchase in any year any number of Units that, when aggregated with all other transfers of Units that have occurred since the beginning of the same calendar year (excluding Permitted Transfers as defined in the Partnership Agreement), would exceed 5% of the total number of Units outstanding on January 1 of such year.  In no event shall the Partnership be obligated to purchase Units if, in the sole discretion of the Managing General Partner, such purchase would impair the capital or operation of the Partnership.

During 2013, 24 Limited Partners redeemed a total of 192.49 Partnership Units for $159,768 in accordance with the Partnership Agreement.  During 2012, 18 Limited Partners redeemed a total of 226.37 Partnership Units for $182,518.  The Partnership acquired these Units using Net Cash Flow from operations.  The redemptions increase the remaining Limited Partners' ownership interest in the Partnership.  As a result of these redemption payments and pursuant to the Partnership Agreement, the General Partners received distributions of $1,614 and $1,844 in 2013 and 2012, respectively.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(8)  Income Taxes –

The following is a reconciliation of net income for financial reporting purposes to income reported for federal income tax purposes for the years ended December 31:

	2013	2012

Net Income for Financial Reporting Purposes	$815,592	$711,478

Depreciation for Tax Purposes Under Depreciation and Amortization for Financial Reporting Purposes	39,952	64,662

Income Accrued for Tax Purposes Under Income for Financial Reporting Purposes	0	(29,432)

Acquisition Costs Expensed for Financial Reporting Purposes, Capitalized for Tax Purposes	0	53,703

Real Estate Impairment Loss Not Recognized for Tax Purposes	468,870	413,477

Gain on Sale of Real Estate for Tax Purposes Under Gain for Financial Reporting Purposes	(960,226)	(56,154)
Taxable Income to Partners	$364,188	$1,157,734

The following is a reconciliation of Partners' capital for financial reporting purposes to Partners' capital reported for federal income tax purposes for the years ended December 31:

	2013	2012

Partners' Capital for Financial Reporting Purposes	$13,760,784	$14,305,378

Adjusted Tax Basis of Investments in Real Estate Over Net Investments in Real Estate for Financial Reporting Purposes	1,224,971	1,676,375

Income Accrued for Tax Purposes Over Income for Financial Reporting Purposes	39,562	39,561

Property Expenses for Tax Purposes Under Expenses for Financial Reporting Purposes	8,934	8,935

Syndication Costs Treated as Reduction of Capital For Financial Reporting Purposes	3,271,273	3,271,273
Partners' Capital for Tax Reporting Purposes	$18,305,524	$19,301,522

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
BALANCE SHEET

ASSETS

	March 31,	December 31,
	2014	2013
	(unaudited)
Current Assets:
Cash	$2,601,031	$2,414,005

Real Estate Held for Investment:
Land	3,788,830	3,788,830
Buildings and Equipment	8,149,958	8,149,958
Acquired Intangible Lease Assets	703,997	703,997
Real Estate Investments, at cost	12,642,785	12,642,785
Accumulated Depreciation and Amortization	(2,573,322)	(2,489,448)
Real Estate Held for Investment, Net	10,069,463	10,153,337
Real Estate Held for Sale	1,555,237	1,653,573
Total Real Estate	11,624,700	11,806,910
Total Assets	$14,225,731	$14,220,915

LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities:
Payable to AEI Fund Management, Inc.	$75,932	$74,979
Distributions Payable	297,472	299,700
Unearned Rent	76,143	13,474
Total Current Liabilities	449,547	388,153
Long-term Liabilities:
Acquired Below-Market Lease Intangibles, Net	70,602	71,978

Partners’ Capital:
General Partners	4,581	5,133
Limited Partners – 24,000 Units authorized; 21,367 Units issued and outstanding	13,701,001	13,755,651
Total Partners' Capital	13,705,582	13,760,784
Total Liabilities and Partners' Capital	$14,225,731	$14,220,915

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
STATEMENT OF INCOME
(unaudited)

	Three Months Ended March 31
	2014	2013

Rental Income	$298,963	$298,963

Expenses:
Partnership Administration – Affiliates	56,787	58,996
Partnership Administration and Property Management – Unrelated Parties	17,367	14,957
Depreciation and Amortization	76,700	76,700
Total Expenses	150,854	150,653

Operating Income	148,109	148,310

Other Income:
Interest Income	1,739	270

Income from Continuing Operations	149,848	148,580

Income from Discontinued Operations	92,422	55,078

Net Income	$242,270	$203,658

Net Income Allocated:
General Partners	$2,423	$2,037
Limited Partners	239,847	201,621
Total	$242,270	$203,658

Income per Limited Partnership Unit:
Continuing Operations	$6.94	$6.82
Discontinued Operations	4.29	2.53
Total – Basic and Diluted	$11.23	$9.35

Weighted Average Units Outstanding – Basic and Diluted	21,367	21,560

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
STATEMENT OF CASH FLOWS
(unaudited)

	Three Months Ended March 31
	2014	2013
Cash Flows from Operating Activities:
Net Income	$242,270	$203,658

Adjustments to Reconcile Net Income To Net Cash Provided by Operating Activities:
Depreciation and Amortization	82,498	105,819
Gain on Sale of Real Estate	(63,797)	0
(Increase) Decrease in Receivables	0	1,843
Increase (Decrease) in Payable to AEI Fund Management, Inc.	953	16,822
Increase (Decrease) in Unearned Rent	62,669	(4,935)
Total Adjustments	82,323	119,549
Net Cash Provided By Operating Activities	324,593	323,207

Cash Flows from Investing Activities:
Proceeds from Sale of Real Estate	162,133	0

Cash Flows from Financing Activities:
Distributions Paid to Partners	(299,700)	(299,696)

Net Increase (Decrease) in Cash	187,026	23,511

Cash, beginning of period	2,414,005	458,643

Cash, end of period	$2,601,031	$482,154

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
STATEMENT OF CHANGES IN PARTNERS' CAPITAL
(unaudited)

	General Partners	Limited Partners	Total	Limited Partnership Units Outstanding

Balance, December 31, 2012	$4,274	$14,301,104	$14,305,378	21,559.91

Distributions Declared	(2,997)	(296,699)	(299,696)

Net Income	2,037	201,621	203,658

Balance, March 31, 2013	$3,314	$14,206,026	$14,209,340	21,559.91

Balance, December 31, 2013	$5,133	$13,755,651	$13,760,784	21,367.42

Distributions Declared	(2,975)	(294,497)	(297,472)

Net Income	2,423	239,847	242,270

Balance, March 31, 2014	$4,581	$13,701,001	$13,705,582	21,367.42

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2014
(unaudited)

(1)  The condensed statements included herein have been prepared by the registrant, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results of operations for the interim period, on a basis consistent with the annual audited statements.  The adjustments made to these condensed statements consist only of normal recurring adjustments.  Certain information, accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the registrant believes that the disclosures are adequate to make the information presented not misleading.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and the summary of significant accounting policies and notes thereto included in the registrant’s latest annual report on Form 10-K.

(2)  Organization –

AEI Net Lease Income & Growth Fund XX Limited Partnership (“Partnership”) was formed to acquire and lease commercial properties to operating tenants.  The Partnership's operations are managed by AEI Fund Management XX, Inc. (“AFM”), the Managing General Partner.  Robert P. Johnson, the President and sole director of AFM, serves as the Individual General Partner.  AFM is a wholly owned subsidiary of AEI Capital Corporation of which Mr. Johnson is the majority shareholder.  AEI Fund Management, Inc. (“AEI”), an affiliate of AFM, performs the administrative and operating functions for the Partnership.

The terms of the Partnership offering called for a subscription price of $1,000 per Limited Partnership Unit, payable on acceptance of the offer.  The Partnership commenced operations on June 30, 1993 when minimum subscriptions of 1,500 Limited Partnership Units ($1,500,000) were accepted.  On January 19, 1995, the offering terminated when the maximum subscription limit of 24,000 Limited Partnership Units was reached.  Under the terms of the Limited Partnership Agreement, the Limited Partners and General Partners contributed funds of $24,000,000 and $1,000, respectively.

During operations, any Net Cash Flow, as defined, which the General Partners determine to distribute will be distributed 90% to the Limited Partners and 10% to the General Partners; provided, however, that such distributions to the General Partners will be subordinated to the Limited Partners first receiving an annual, noncumulative distribution of Net Cash Flow equal to 10% of their Adjusted Capital Contribution, as defined, and, provided further, that in no event will the General Partners receive less than 1% of such Net Cash Flow per annum.  Distributions to Limited Partners will be made pro rata by Units.

Any Net Proceeds of Sale, as defined, from the sale or financing of properties which the General Partners determine to distribute will, after provisions for debts and reserves, be paid in the following manner: (i) first, 99% to the Limited Partners and 1% to the General Partners until the Limited Partners receive an amount equal to: (a) their Adjusted Capital Contribution plus (b) an amount equal to 12% of their Adjusted Capital Contribution per annum, cumulative but not compounded, to the extent not previously distributed from Net Cash Flow;  (ii) any remaining balance will be distributed 90% to the Limited Partners and 10% to the General Partners.  Distributions to the Limited Partners will be made pro rata by Units.

For tax purposes, profits from operations, other than profits attributable to the sale, exchange, financing, refinancing or other disposition of property, will be allocated first in the same ratio in which, and to the extent, Net Cash Flow is distributed to the Partners for such year.  Any additional profits will be allocated in the same ratio as the last dollar of Net Cash Flow is distributed.  Net losses from operations will be allocated 99% to the Limited Partners and 1% to the General Partners.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
(Continued)

(2)  Organization – (Continued)

For tax purposes, profits arising from the sale, financing, or other disposition of property will be allocated in accordance with the Partnership Agreement as follows: (i) first, to those partners with deficit balances in their capital accounts in an amount equal to the sum of such deficit balances; (ii) second, 99% to the Limited Partners and 1% to the General Partners until the aggregate balance in the Limited Partners' capital accounts equals the sum of the Limited Partners' Adjusted Capital Contributions plus an amount equal to 12% of their Adjusted Capital Contributions per annum, cumulative but not compounded, to the extent not previously allocated; (iii) third, the balance of any remaining gain will then be allocated 90% to the Limited Partners and 10% to the General Partners.  Losses will be allocated 98% to the Limited Partners and 2% to the General Partners.

The General Partners are not required to currently fund a deficit capital balance.  Upon liquidation of the Partnership or withdrawal by a General Partner, the General Partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts or 1% of total Limited Partners' and General Partners' capital contributions.

In December 2008, the Managing General Partner solicited by mail a proxy statement seeking the consent of the Limited Partners to continue the Partnership for an additional 60 months or to initiate the final disposition, liquidation and distribution of all of the Partnership’s properties and assets within 24 months.  On January 9, 2009, the proposal to continue the Partnership was approved with a majority of Units voted in favor of the continuation proposal.  As a result, the Managing General Partner will continue the operations of the Partnership for an additional 60 months at which time it will again ask the Limited Partners to vote on the same two proposals.  The Managing General Partner anticipates mailing a proxy statement in May 2014 asking the Limited Partners to vote on these two proposals.

(3) Recently Adopted Accounting Standards -

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.”  This topic amends the requirements for reporting discontinued operations.  The disposal of a component must represent a strategic shift that will have a major effect on the Partnership’s operations and financial results in order to be reported as discontinued operations, and require certain additional interim and annual disclosures.  The amendments in this ASU are effective for reporting periods beginning after December 15, 2014 with early adoption permitted.  The Partnership has early adopted this standard effective January 1, 2014 and has applied the provisions prospectively.  As a result, the Partnership anticipates that properties will not be considered discontinued operations when the properties are sold after January 1, 2014, with the exception of properties that were classified as Real Estate Held for Sale at December 31, 2013.

(4)  Reclassification –

Certain items related to discontinued operations in the prior year’s financial statements have been reclassified to conform to 2014 presentation.  These reclassifications had no effect on Partners’ capital, net income or cash flows.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
(Continued)

(5)  Real Estate Held for Investment –

The Partnership owns a 40.1354% interest in a HomeTown Buffet restaurant in Albuquerque, New Mexico.  The remaining interests in this property are owned by unrelated third parties, who own the property with the Partnership as tenants-in-common.  On January 31, 2011, the lease term expired and the tenant returned possession of the property to the owners.  The owners listed the property for lease or sale with a real estate broker in the Albuquerque area.  While the property is vacant, the Partnership is responsible for its 40.1354% share of real estate taxes and other costs associated with maintaining the property.

Based on its long-lived asset valuation analysis, the Partnership determined the HomeTown Buffet restaurant was impaired.  As a result, in the fourth quarter of 2013, a charge to continuing operations for real estate impairment of $61,002 was recognized, which was the difference between the carrying value at December 31, 2013 of $336,002 and the estimated fair value of $275,000.  The charge was recorded against the cost of the land and building.

(6)  Payable to AEI Fund Management, Inc. –

AEI Fund Management, Inc. performs the administrative and operating functions for the Partnership.  The payable to AEI Fund Management represents the balance due for those services.  This balance is non-interest bearing and unsecured and is to be paid in the normal course of business.

(7)  Discontinued Operations –

During 2012, the Partnership decided to sell its 44% interest in the Champps Americana restaurant in Utica, Michigan and classified it as Real Estate Held for Sale.  In February 2013, Champps Operating Corporation (“Champps’), the tenant of the property, approached the Partnership with a request to adjust the rent on the property to a market rental rate based on the restaurant’s performance and the current conditions in the market.  In April 2013, after reviewing financial information for the restaurant and the tenant, and analyzing the local real estate market for the property, the Partnership and the property’s other co-owners entered into an agreement to reduce the annual rent for the property by 63% to $90,880.  The Partnership’s share of this rent was $39,987.  On December 15, 2013, Champps filed for Chapter 11 bankruptcy reorganization.  In February 2014, Champps closed the restaurant, filed a motion with the bankruptcy court to reject the lease and returned possession of the property to the owners.  The owners listed the property for sale or lease with a real estate broker in the Utica area.  While the property is vacant, the Partnership is responsible for its 44% share of real estate taxes and other costs associated with maintaining the property.

Based on its long-lived asset valuation analysis, the Partnership determined the Champps property was impaired.  As a result, in the fourth quarter of 2013, a charge to discontinued operations for real estate impairment of $85,000 was recognized, which was the difference between the carrying value at December 31, 2013 of $733,000 and the estimated fair value of $648,000.  The charge was recorded against the cost of the land and building.

In April 2014, the Partnership and the other co-owners of the Champps property received a non-binding letter of intent for the purchase of the property from an unrelated third party.  The sale is subject to contingencies, including negotiating a written purchase agreement, and may not be completed.  If the sale is completed, the Partnership expects to receive net proceeds of approximately $718,000.  If the sale is not completed, the owners will seek another buyer for the property and may not be able to negotiate a purchase agreement with similar economic terms.

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
(Continued)

(7)  Discontinued Operations – (Continued)

In September 2013, the Partnership decided to sell the Royal Buffet restaurant in Colorado Springs, Colorado and classified it as Real Estate Held for Sale.  Based on its long-lived asset valuation analysis, the Partnership determined the Royal Buffet restaurant was impaired.  As a result, in the third quarter of 2013, a charge to discontinued operations for real estate impairment of $322,868 was recognized, which was the difference between the carrying value at September 30, 2013 of $642,868 and the estimated fair value of $320,000.  The charge was recorded against the cost of the land and building.  On December 20, 2013, the Partnership sold the property to an unrelated third party.  The Partnership received net sale proceeds of $339,514, which resulted in a net gain of $19,514.

On August 2, 2013, the Partnership sold its 40% interest in the Scott & White Clinic in College Station, Texas to an unrelated third party.  The Partnership received net sale proceeds of $1,869,225, which resulted in a net gain of $504,826.  At the time of sale, the cost and related accumulated depreciation was $1,470,224 and $105,825, respectively.

On February 26, 2014, the Partnership sold 4.4006% of the Applebee’s restaurant in Sandusky, Ohio to an unrelated third party.  The Partnership received net sale proceeds of $162,133, which resulted in a net gain of $63,797.  The cost and related accumulated depreciation of the interest sold was $124,874 and $26,538, respectively.

Subsequent to March 31, 2014, the Partnership sold an additional 8.2855% of the Applebee’s restaurant in Sandusky, Ohio, in two separate transactions, to unrelated third parties.  The Partnership received total net sale proceeds of approximately $304,000, which resulted in a net gain of approximately $118,900.  The cost and related accumulated depreciation of the interests sold was $235,113 and $49,965, respectively.  The Partnership is attempting to sell its remaining 32.3139% interest in the property.  At March 31, 2014 and December 31, 2013, the property was classified as Real Estate Held for Sale with a carrying value of $907,237 and $1,005,573, respectively.

During the first three months of 2014, the Partnership distributed net sale proceeds of $36,501.  The Limited Partners received distributions of $36,136 and the General Partners received distributions of $365 for the period.  The Limited Partners’ distributions represented $1.69 per Unit for the period.

The financial results for these properties are reflected as Discontinued Operations in the accompanying financial statements.  The following are the results of discontinued operations for the three months ended March 31:
	2014	2013

Rental Income	$33,748	$90,110
Property Management Expenses	(5,123)	(11,711)
Depreciation	0	(23,321)
Gain on Disposal of Real Estate	63,797	0
Income from Discontinued Operations	$92,422	$55,078

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
(Continued)

(7)  Discontinued Operations – (Continued)
	2014	2013
Cash Flows from Discontinued Operations:
Operating Activities	$28,625	$55,078
Investing Activities	$162,133	$0

(8)  Fair Value Measurements –

Fair value, as defined by United States Generally Accepted Accounting Principles (“US GAAP”), is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market.  US GAAP establishes a hierarchy in determining the fair value of an asset or liability.  The fair value hierarchy has three levels of inputs, both observable and unobservable.  US GAAP requires the utilization of the lowest possible level of input to determine fair value.  Level 1 inputs include quoted market prices in an active market for identical assets or liabilities.   Level 2 inputs are market data, other than Level 1 inputs, that are observable either directly or indirectly.  Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.  Level 3 inputs are unobservable and corroborated by little or no market data.

At March 31, 2014 and December 31, 2013, the Partnership had no financial assets or liabilities measured at fair value on a recurring basis or nonrecurring basis that would require disclosure under this pronouncement.  The Partnership had the following nonfinancial assets measured on a nonrecurring basis that were recorded at fair value during 2013.

The Champps restaurant in Utica, Michigan, with a carrying amount of $733,000 at December 31, 2013, was written down to its estimated fair value of $648,000 after completing our long-lived asset valuation analysis.  The resulting impairment charge of $85,000 was included in earnings for the fourth quarter of 2013.  The fair value of the property was based upon comparable sales of similar properties, which are considered Level 2 inputs in the valuation hierarchy.

The Royal Buffet restaurant in Colorado Springs, Colorado, with a carrying amount of $642,868 at September 30, 2013, was written down to its estimated fair value of $320,000 after completing our long-lived asset valuation analysis.  The resulting impairment charge of $322,868 was included in earnings for the third quarter of 2013.  The fair value of the property was based upon comparable sales of similar properties, which are considered Level 2 inputs in the valuation hierarchy.

The HomeTown Buffet restaurant in Albuquerque, New Mexico, with a carrying amount of $336,002 at December 31, 2013, was written down to its estimated fair value of $275,000 after completing our long-lived asset valuation analysis.  The resulting impairment charge of $61,002 was included in earnings for the fourth quarter of 2013.  The fair value of the property was based upon comparable sales of similar properties, which are considered Level 2 inputs in the valuation hierarchy.

CONSENT FORM

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
CONSENT OF LIMITED PARTNERS

This consent is presented by
AEI Fund Management XX, Inc., Managing General Partner

The undersigned, a Limited Partner of AEI Net Lease Income & Growth Fund XX Limited Partnership (“Fund XX”), hereby consents (unless otherwise directed below) to the proposals identified below as indicated below. Indicate your vote by placing your initials on the appropriate line. Please vote “FOR” only one of the first two proposals. Do not vote “FOR” both Proposal #1 and Proposal #2 at the same time: they are mutually exclusive and cannot be implemented simultaneously. Failure to vote will have the effect of voting “AGAINST” each proposal.

Proposal #1. Approval to begin selling Fund XX’s properties, followed by the Fund’s liquidation and dissolution.

FOR _____                                 AGAINST ______                                          ABSTAIN ______

Proposal #2. Approval of amendment to Section 11.3 of the Limited Partnership Agreement to continue Fund XX’s operations for an additional 60 months.

FOR _____                                 AGAINST ______                                          ABSTAIN ______

Proposal #3. Approval of amendment to Section 7.7 of the Limited Partnership Agreement to increase the price at which units may be repurchased under Fund XX’s unit repurchase plan to 95% of the estimated net asset value per unit (the General Partners recommend a vote “FOR” this proposal).

FOR _____                                 AGAINST ______                                          ABSTAIN ______

Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on July 22, 2014.

The limited partnership units held by the signing Limited Partner will be voted as directed.

Please sign exactly as your name appears below. All owners of record and trustees must sign. When Units are held by joint tenants, both owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE INITIAL, SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT.

Dated: ________________________

_____________________________________                                                                          _____________________________________
Signatory #1                                                                         Signatory #2

_____________________________________                                                                          _____________________________________
Signatory #3                                                                         Signatory #4